UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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HEALTHWAYS, INC.
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701 Cool Springs Blvd
Franklin, Tennessee 37067

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Stockholders of Healthways, Inc.:
The 2016 Annual Meeting of Stockholders of Healthways, Inc., a Delaware corporation (the "Company"), will be held at the Company's Corporate Headquarters, 701 Cool Springs Boulevard, Franklin, TN 37067 at 8:30 a.m., Central time, on Thursday, May 26, 2016, for the following purposes:

(1)	To elect ten directors to hold office for a term of one year or until their successors have been elected and qualified;

(2)	To consider and act upon a non-binding, advisory vote to approve compensation of the Company's named executive officers as disclosed in the Proxy Statement;

(3)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016; and

(4)	To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

In accordance with Securities and Exchange Commission rules, we are mailing to many of our stockholders a Notice of Internet Availability instead of a paper copy of the Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2015. The Notice of Internet Availability contains instructions on how stockholders can access the proxy materials over the Internet as well as how stockholders can receive a paper copy of our proxy materials, including the Proxy Statement, the Annual Report on Form 10-K for the year ended December 31, 2015 and a form of proxy card. The Proxy Statement and form of proxy card accompanying this notice are being furnished to stockholders on or about April 15, 2016.  Only stockholders of record at the close of business on March 31, 2016 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

Your attention is directed to the Proxy Statement accompanying this notice for additional information regarding the matters to be acted upon at the meeting.

Whether or not you plan to attend the meeting, we hope you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of a proxy or voting instruction card by mail, you may submit your proxy or voting instruction card for the meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided.

By Order of the Board of Directors,

Kevin G. Wills
Chairman
April 15, 2016

Healthways, Inc.
Proxy Statement

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 26, 2016: The Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2015 are available at www.proxyvote.com.

HEALTHWAYS, INC.
701 Cool Springs Boulevard
Franklin, Tennessee 37067

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
THURSDAY, MAY 26, 2016

The proxy is solicited by the Board of Directors (the "Board") of Healthways, Inc. ("Healthways" or the "Company") for use at the Annual Meeting of Stockholders to be held on Thursday, May 26, 2016, at 8:30 a.m., Central time, at the Company's Corporate Headquarters, 701 Cool Springs Boulevard, Franklin, TN 37067, and at all adjournments or postponements thereof (the "2016 Annual Meeting of Stockholders"), for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders.  In accordance with Securities and Exchange Commission (the "Commission") rules, we are mailing to many of our stockholders a Notice of Internet Availability instead of a paper copy of the Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2015 (the "Form 10-K"). The Notice of Internet Availability contains instructions on how stockholders can access the proxy materials over the Internet as well as how stockholders can receive a paper copy of our proxy materials, including the Proxy Statement, the Form 10-K and a form of proxy card.  Copies of this Proxy Statement, the attached notice and the form of proxy are being furnished to stockholders on or about April 15, 2016.

In the election of directors (Proposal No. 1), you may vote "FOR" or "AGAINST" any or all of the nominees or you may "ABSTAIN" from voting with respect to any or all of the nominees. If you "ABSTAIN" from voting, it will not affect the outcome of this proposal.

For the advisory vote to approve compensation of the Company's named executive officers as disclosed in this Proxy Statement (Proposal No. 2) and the ratification of the appointment of PricewaterhouseCoopers LLP (Proposal No. 3), you may vote "FOR," "AGAINST" or "ABSTAIN."  If you "ABSTAIN," it will have the same effect as a vote "AGAINST" these proposals.

Shares represented by proxies will be voted in accordance with the choices specified thereon.  If you sign your proxy card without giving specific voting instructions, the shares represented by such proxies will be voted FOR the election of the director nominees set forth under Proposal No. 1, FOR the non-binding, advisory vote to approve compensation of the Company's named executive officers as disclosed in this Proxy Statement set forth under Proposal No. 2, and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016 set forth under Proposal No. 3.  The Board does not know of any other matters that will be presented for action at the meeting, but the persons named in the proxy intend to vote or act with respect to any other proposal that may be properly presented for action according to their best judgment in light of the conditions then prevailing.

The quorum requirement for holding the 2016 Annual Meeting of Stockholders and transacting business is a majority of the outstanding shares entitled to vote.  The shares may be present in person or represented by proxy at the 2016 Annual Meeting of Stockholders. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Votes are counted by an independent third party.  In the election of directors, a nominee will be elected as a director if the number of votes cast "FOR" such nominee exceeds the number of votes cast "AGAINST" such nominee (with abstentions and broker non-votes not counted as either votes "FOR" or "AGAINST").  In the advisory vote to approve executive compensation, the affirmative "FOR" vote of a majority of those shares present in person or represented by proxy will constitute the stockholders' non-binding approval with respect to our executive compensation programs.  The proposal to ratify the appointment of our independent registered public accounting firm requires the affirmative "FOR" vote of a majority of those shares present in person or represented by proxy.

Generally, broker non-votes occur when shares held by a broker in "street name" for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote those shares.  A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, a broker is not entitled to vote shares held for a beneficial owner on certain non-routine items absent instructions from the beneficial owner of such shares. The election of directors and the advisory vote to approve executive compensation are non-routine items on which a broker is not entitled to vote shares absent instructions from the beneficial owner of such shares. Broker non-votes count for purposes of determining whether a quorum exists, but do not count as vote cast (with respect to Proposal No. 1) or as shares entitled to vote (with respect to Proposal No. 2). Accordingly, broker non-votes will have no impact on the outcome of the election of directors (Proposal No. 1) or the advisory vote to approve the compensation of the Company's named executive officers as disclosed in this Proxy Statement (Proposal No. 2).

A proxy may be revoked by a stockholder at any time before its exercise by attending the meeting and voting in person; by filing, no later than 5:00 p.m., Central time on Wednesday, May 25, 2016, with the Secretary of the Company a written notice of revocation; by duly executing a proxy bearing a later date; or by casting a new vote by toll-free telephone or the Internet no later than 11:59 p.m., Eastern time on Wednesday, May 25, 2016.

The preliminary voting results will be disclosed in a Current Report on Form 8-K that will be filed by the Company with the Commission within four business days following the 2016 Annual Meeting of Stockholders.  The final voting results, if different from the preliminary voting results, will be published on an amended Current Report on Form 8-K within four business days following the date on which the final results become known to us.

Each share of our common stock, $.001 par value ("Common Stock"), issued and outstanding on the record date, March 31, 2016, will be entitled to one vote on all matters to come before the 2016 Annual Meeting of Stockholders.  Cumulative voting is not permitted.  As of March 31, 2016, there were outstanding 36,137,666 shares of Common Stock.

We will bear all costs of this solicitation, including expenses in connection with preparing, assembling and furnishing this Proxy Statement. In addition to solicitations by mail, solicitations may be made by Internet, telephone, facsimile, email, or personal or press interviews. Some solicitations by any of these methods may be made by our directors and executive officers or by our investor relations employees within the normal conduct of their duties and without additional remuneration. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable and documented expenses in connection therewith.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to those persons that we know to be the beneficial owners (as defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of more than 5% of the outstanding shares of our Common Stock, our only voting security, and with respect to the beneficial ownership of our Common Stock by all directors and nominees, each of the executive officers named in the Summary Compensation Table and all of our executive officers, directors, and director nominees as a group.  The information set forth below is based on ownership information we received as of March 31, 2016 (except as otherwise noted below).  Unless specified otherwise, the shares indicated are presently outstanding, and each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)
North Tide Capital, LLC 500 Boylston Street Suite 1860 Boston, MA 02116	4,505,300 (2)	12.47%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	3,231,329 (3)	8.94%
Stelliam Investment Management LP 12 East 49th Street, 22nd Floor New York, NY 10017	2,780,000 (4)	7.69%
Senzar Asset Management LLC 400 Madison Avenue, Suite 14D New York, NY 10017	2,525,044 (5)	6.99%
Deerfield Management 780 Third Avenue, 37th Floor New York, NY 10017	2,465,042 (6)	6.82%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	2,430,239 (7)	6.72%
Vanguard Group, Inc 100 Vanguard Blvd. Malvern, PA 19355	2,340,924 (8)	6.48%
Clough Capital Partners, L.P One Post Office Square, 40th Floor Boston, MA 02109	1,850,289 (9)	5.12%
Conan J. Laughlin**	4,505,300 (2) (10)	12.47%
Ben R. Leedle, Jr.***	348,848 (11)	*
Michael Farris***	340,543 (11) (12)	*

Alfred Lumsdaine***	209,744 (13)	*
Glenn Hargreaves***	75,223 (14)	*
Alison Taunton-Rigby, Ph. D.**	66,661 (15)	*
Mary Jane England, M.D.**	60,754 (16)	*
William D. Novelli**	51,051 (17)	*
Mary Flipse***	40,072 (18)	*
Kevin G. Wills**	22,508 (19)	*
Donato J. Tramuto***	19,122 (20)	*
Bradley S. Karro**	5,300 (21)	*
Paul H. Keckley, Ph.D.**	5,300 (22)	*
Robert J. Greczyn, Jr.**	1,550 (23)	*
Lee A. Shapiro**	1,550 (24)	*
Sidney Stolz***	--	*
Archelle Georgiou, M.D. *****	--	*
Peter A. Hudson, M.D. *****	--	*
All directors, director nominees, and executive officers as a group (16 persons)	5,064,135 (25)	14.01%

*	Indicates ownership of less than one percent of our outstanding shares of Common Stock
**	Director of the Company
***	Named Executive Officer
****	Director and Named Executive Officer
*****	Director Nominee

(1)
Pursuant to the rules of the Commission, certain shares of our Common Stock that an individual owner set forth in this table has a right to acquire within 60 days after March 31, 2016 pursuant to the exercise or vesting of options to purchase shares of Common Stock ("stock options") or other securities are deemed to be outstanding for the purpose of computing the ownership of that owner, but are not deemed outstanding for the purpose of computing the ownership of any other individual owner shown in the table.  Likewise, the shares subject to stock options or other securities held by our other directors and executive officers that are exercisable within 60 days after March 31, 2016 are all deemed outstanding for the purpose of computing the percentage ownership of all executive officers, directors, and director nominees as a group.

(2)
Information with respect to stock ownership is based on correspondence with a representative of North Tide Capital, LLC ("North Tide Capital") that we received on March 22, 2016. Includes 4,500,000 shares to which North Tide Capital has shared voting and investment power. Includes 4,125,000 shares to which North Tide Capital Master, LP has shared voting and investment power. Includes 4,500,000 shares to which Conan Laughlin, who serves as the Manager of North Tide Capital, has shared voting and investment power and 5,300 shares to which Conan Laughlin has sole voting and investment power.  The address of North Tide Capital, North Tide Capital Master, LP and Conan Laughlin is 500 Boylston Street, Suite 1860, Boston, Massachusetts, 02116.

(3)
Information with respect to stock ownership is based on a Schedule 13G/A filed by BlackRock, Inc. with the Commission on January 26, 2016 and includes shares held by certain of its subsidiaries.  Includes 3,157,374 shares to which BlackRock, Inc. has sole voting power and 3,231,329 shares to which BlackRock, Inc. has sole investment power.

(4)
Information with respect to stock ownership is based on a Schedule 13G/A filed by Stelliam Investment Management L.P. ("Stelliam") with the Commission on February 10, 2016 and includes shares held by certain of its subsidiaries. Includes 2,780,000 shares to which Stelliam has sole voting and investment power. Includes 2,780,000 shares to which Ross Margolies, the managing member of Stelliam's general partner, may be deemed to have sole voting and dispositive power. The address of Stelliam and Ross Margolies is 12 East 49th Street, 22nd Floor, New York, NY 10017.

(5)
Information with respect to stock ownership is based on a Schedule 13G/A filed by Senzar Asset Management LLC ("Senzar") with the Commission on February 12, 2016 and includes shares held by certain of its subsidiaries. Includes 2,525,044 shares to which Senzar, Ajay Bhalla, and John R. Yanuklis have shared voting and investment power, and 2,480,020 shares to which Senzar Healthcare Master GP, Ltd. and Senzar Healthcare Master Fund, LP have shared voting and investment power. The address of (i) Senzar, Ajay Bhalla, and John R. Yanuklis is 400 Madison Avenue, Suite 14D, New York, NY, 10017, and (ii) Senzar Healthcare Master GP, Ltd. and Senzar Healthcare Master Fund, LP is Harneys Services (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman, KY1-1002, Cayman Islands.

(6)
Information with respect to stock ownership is based on a Schedule 13G/A filed by Deerfield Mgmt, L.P. ("Deerfield") with the Commission on February 16, 2016 and includes shares held by certain of its subsidiaries. Includes 2,465,042 shares to which Deerfield, Deerfield Management Company, L.P., and James E. Flynn have shared voting and investment power, and 1,084,618 shares to which Deerfield Partners, L.P. has shared voting and investment power, and 1,380,424 shares to which Deerfield International Master Fund, L.P. has shared voting and investment power.

(7)
Information with respect to stock ownership is based on a Schedule 13G/A filed with the Commission on February 9, 2016. Includes 2,307,967 shares to which Dimensional Fund Advisors LP ("Dimensional") has sole voting power and 2,430,239 shares to which Dimensional has sole investment power.

(8)
Information with respect to stock ownership is based on a Schedule 13G/A filed by The Vanguard Group, Inc. ("Vanguard") with the Commission on February 11, 2016 and includes shares held by certain of its subsidiaries. Includes 40,943 shares to which Vanguard has sole voting power, 2,301,881 shares to which Vanguard has sole investment power and 39,043 shares to which Vanguard has shared investment power.

(9)
Information with respect to stock ownership is based on a Schedule 13G filed by Clough Capital Partners, L.P. ("Clough") with the Commission on January 12, 2016 and includes shares held by certain of its subsidiaries. Includes 1,850,289 shares to which Clough, Clough Capital Partners LLC, Charles I. Clough, Jr., James E. Canty, and Eric A. Brockwith have shared voting and investment power.

(10)
Includes 3,750 shares that, as of March 31, 2016, were issuable upon the exercise of outstanding stock options within 60 days after March 31, 2016 and 1,550 shares issuable upon vesting of restricted stock units within 60 days after March 31, 2016.

(11)	Information is as of the date of separation from the Company, which was May 15, 2015 for Mr. Leedle and November 1, 2015 for Mr. Farris.

(12)	Includes 340,111 shares held by MJLE, Inc., an entity for which Mr. Farris serves as President.

(13)
Includes 140,171 shares that, as of March 31, 2016, were issuable upon the exercise of outstanding stock options within 60 days after March 31, 2016 and 20,161 shares issuable upon vesting of restricted stock units within 60 days after March 31, 2016.

(14)	Includes 58,664 shares that, as of March 31, 2016, were issuable upon the exercise of outstanding stock options within 60 days after March 31, 2016.

(15)
Includes 33,259 shares that, as of March 31, 2016, were issuable upon the exercise of outstanding stock options within 60 days after March 31, 2016 and 2,447 shares issuable upon vesting of restricted stock units within 60 days after March 31, 2016.

(16)
Includes 33,259 shares that, as of March 31, 2016, were issuable upon the exercise of outstanding stock options within 60 days after March 31, 2016 and 2,447 shares issuable upon vesting of restricted stock units within 60 days after March 31, 2016.

(17)
Includes 37,219 shares that, as of March 31, 2016, were issuable upon the exercise of outstanding stock options within 60 days after March 31, 2016 and 2,447 shares issuable upon vesting of restricted stock units within 60 days after March 31, 2016.

(18)
Includes 17,676 shares that, as of March 31, 2016, were issuable upon the exercise of outstanding stock options within 60 days after March 31, 2016 and 12,407 shares issuable upon vesting of restricted stock units within 60 days after March 31, 2016.

(19)
Includes 17,520 shares that, as of March 31, 2016, were issuable upon the exercise of outstanding stock options within 60 days after March 31, 2016 and 2,447 shares issuable upon vesting of restricted stock units within 60 days after March 31, 2016.

(20)
Includes 12,624 shares that, as of March 31, 2016, were issuable upon the exercise of outstanding stock options within 60 days after March 31, 2016 and 1,550 shares issuable upon vesting of restricted stock units within 60 days after March 31, 2016.

(21)
Includes 3,750 shares that, as of March 31, 2016, were issuable upon the exercise of outstanding stock options within 60 days after March 31, 2016 and 1,550 shares issuable upon vesting of restricted stock units within 60 days after March 31, 2016.

(22)
Includes 3,750 shares that, as of March 31, 2016, were issuable upon the exercise of outstanding stock options within 60 days after March 31, 2016 and 1,550 shares issuable upon vesting of restricted stock units within 60 days after March 31, 2016.

(23)	Includes 1,550 shares issuable upon vesting of restricted stock units within 60 days after March 31, 2016.

(24)	Includes 1,550 shares issuable upon vesting of restricted stock units within 60 days after March 31, 2016.

(25)
Includes 361,642 shares that, as of March 31, 2016, were issuable upon the exercise of outstanding stock options within 60 days after March 31, 2016 and 51,656 shares issuable upon vesting of restricted stock units within 60 days after March 31, 2016.

Corporate Governance

Board and Committee Summary

The table below lists the current members of the Board and their current committee assignments.

Board Member	Age	Director Since	Primary Occupation	Audit	Comp	NCG	Strategic
England	77	2004	Professor of Health Law, Policy and Management at the Boston University School of Public Health		M	C
Greczyn	64	2015	Former Chief Executive Officer of Blue Cross Blue Shield of North Carolina			M (1)	M (1)
Karro	54	2014	Principal of Hillcote Advisors		M		C
Keckley	66	2014	Former Managing Director of Navigant Center for Healthcare Research and Policy Analysis			M	M
Laughlin	43	2014	Founder, Portfolio Manager, and Managing Member of North Tide Capital	M, F	C (1) (5)
Novelli	74	2009	Professor at the McDonough School of Business at Georgetown University; Former Chief Executive Officer of AARP		M (5)	M
Shapiro	60	2015	Managing Partner of 7wire Ventures	C (1) (4) F			M (1)
Taunton-Rigby	71	2005	Former Chief Executive Officer of RiboNovix, Inc.	M, F	M
Tramuto (2)	59	2013	Chief Executive Officer of Healthways, Inc.
Wills (3)	50	2012	Managing Director and Chief Financial Officer of AlixPartners, LLP

2015 Meetings			Board: 30	12	16	10	1

Audit	Audit Committee	C	Chair
Comp	Compensation Committee	M	Member
NCG	Nominating and Corporate Governance Committee	F	Financial Expert
Strategic	Strategic Review Committee

(1)	Committee membership began on May 19, 2015.
(2)
Mr. Tramuto was Chairman of the Board through October 31, 2015.  He became the chief executive officer of the Company on November 1, 2015 and remained a member of the Board.  He is not a member of any committees of the Board.

(3)	On November 1, 2015, Mr. Wills replaced Mr. Tramuto as Chairman of the Board (see footnote 2). Mr. Wills' compensation committee and audit committee membership ended on November 1, 2015.
(4)	On November 1, 2015, Mr. Shapiro replaced Mr. Wills as Chair of the Audit Committee (see footnote 3).
(5)	On November 1, 2015, Mr. Laughlin replaced Mr. Novelli as Chairman of the Compensation Committee.

Other than Mr. Tramuto, all of the members of the Board who served during 2015 are "independent directors", as defined under the NASDAQ Stock Market ("NASDAQ") listing standards.  Additionally, the Board has determined that each of Drs. Georgiou and Hudson, the two director nominees who are not currently members of the Board, qualifies as an "independent director", as defined under the NASDAQ listing standards.

During 2015, each of our incumbent directors attended at least 75% of the aggregate of the total number of meetings held (i) by the Board during the period for which each director served as a member of the Board and (ii) by each committee of which such director was a member during the period for which each director served as a member of the applicable committee.

Board Structure and CEO Change

Our Amended and Restated Bylaws, as amended (our "Bylaws"), provide that the Board shall consist of no fewer than five nor more than 12 directors, with the exact number of directors to be determined from time to time by resolution of the Board, which we believe provides for the optimal exchange of ideas without stifling cooperation.  The size of the Board is currently set at 10 directors.

While our Board of Directors' Corporate Governance Guidelines (our "Corporate Governance Guidelines") provide flexibility in who may serve as Chairman of the Board, we do not presently combine the roles of Chairman and Chief Executive Officer ("CEO").  In May 2015, our former President and CEO, Ben R. Leedle, Jr., was terminated from the Company and resigned as a member of the Board.  In August 2015, the Board appointed Mr. Tramuto, then current Chairman of the Board, as President and CEO of the Company effective November 1, 2015.  On November 1, 2015, Mr. Wills replaced Mr. Tramuto as Chairman of the Board, although Mr. Tramuto remains a member of the Board.

Our Corporate Governance Guidelines set forth in greater detail the responsibilities of our Board.  Our Corporate Governance Guidelines are available under "Corporate Governance" accessible through the "Investors" link on the Company's website at www.healthways.com.

Mr. Novelli and Dr. Taunton-Rigby will not be standing for re-election at the 2016 Annual Meeting of Stockholders. Drs. Georgiou and Hudson have been nominated for election by the Board, upon the recommendation of the Nominating and Corporate Governance Committee, to fill the vacancies that will arise from the departures of Mr. Novelli and Dr. Taunton-Rigby from the Board.

Risk Oversight

The Company is exposed to a number of risks, including economic, environmental, operational, and regulatory risks, among others. Management is responsible for the day-to-day management of the risks the Company faces, while the Board as a whole is responsible for the oversight of such risk. Our Audit, Compensation, Nominating and Corporate Governance, and Strategic Review Committees each play a significant role in assisting the Board to fulfill its oversight responsibilities.

Our Audit Committee, for example, is responsible for overseeing the accounting, financial, legal, and regulatory risks the Company faces. The Audit Committee receives reports from management and outside auditors regarding material issues concerning the adequacy of the Company's internal controls over financial reporting. The Audit Committee also has access to management in discharging its duties and provides regular reports to the Board.

Our Compensation Committee assists the Board with risk oversight by annually reviewing the compensation philosophy of the Company and evaluating and providing recommendations on executive compensation as well as producing an annual report on executive compensation to be included in our Proxy Statement.  As further described in "Compensation Discussion and Analysis" beginning on page 25, the Compensation Committee has determined that our executive compensation program and governance policies do not encourage our management or colleagues to take risks reasonably likely to have a material adverse effect on our business.  The Compensation Committee regularly reports its activities to the full Board.

Our Nominating and Corporate Governance Committee assists with risk oversight by managing Board structure and organization, the criteria for selecting new members to the Board and any Board committees, determining compensation for directors, evaluating Board members, and annually reviewing the corporate governance principles of the Company and recommending changes when appropriate. The Nominating and Corporate Governance Committee regularly provides reports to the Board. The Strategic Review Committee assists the Board with risk oversight by reviewing, evaluating, and making recommendations to the Board regarding the Company's business strategy. The activities of each of our committees are set forth in greater detail in each of their respective charters, which are available under "Corporate Governance" accessible through the "Investors" link on the Company's website at www.healthways.com.

The Company believes that the Board leadership structure supports its role in risk oversight. There is open communication between management and directors, and all directors are actively involved in the risk oversight function.

Committees of the Board

Compensation Committee

During 2015, the Compensation Committee was composed of Drs. England and Taunton-Rigby and Messrs. Karro and Novelli for the entire year, Mr. Laughlin from the 2015 Annual Meeting of Stockholders through the end of the year, and Mr. Wills from the beginning of the year until becoming Chairman of the Board in November 2015.  It was chaired by Mr. Novelli until November 2015 and by Mr. Laughlin thereafter. As discussed in "Compensation Discussion and Analysis," all of the directors who serve on the Compensation Committee are "non-employee directors" as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), "Outside Directors" for purposes of regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and "independent directors" as defined under the NASDAQ listing standards, in each case as determined by the Board.  The Compensation Committee is responsible for overseeing our overall compensation strategies and policies, evaluating the performance of our executive officers and recommending to the independent directors the compensation of each of our executive officers, and administering our equity-based incentive plans, among other things.  The Compensation Committee's Charter, which is reviewed annually by the Compensation Committee and is available on our website at www.healthways.com, provides a detailed description of the Compensation Committee's duties and responsibilities.

Nominating and Corporate Governance Committee

During 2015, the Nominating and Corporate Governance Committee was composed of Drs. England and Keckley and Mr. Novelli for the entire year, Mr. Greczyn from the 2015 Annual Meeting of Stockholders through the end of the year, and Dr. Bisgard and Mr. Wickens from January 2015 until the 2015 Annual Meeting of Stockholders.  It was chaired by Dr. England. All of the directors who serve on the Nominating and Corporate Governance Committee are "independent directors" as defined under the NASDAQ listing standards.  The Nominating and Corporate Governance Committee's responsibilities include, among other things, identifying individuals qualified to become members of the Board and recommending such individuals to the Board for election to the Board and developing and recommending to the Board corporate governance principles applicable to the Company.  The Nominating and Corporate Governance Committee's Charter, which is reviewed annually by the Nominating and Corporate Governance Committee and is available on our website at www.healthways.com, provides a detailed description of the Nominating and Corporate Governance Committee's duties and responsibilities and sets forth the director nomination process.

Audit Committee

During 2015, the Audit Committee was composed of Mr. Laughlin and Dr. Taunton-Rigby for the entire year, Mr. Shapiro from the 2015 Annual Meeting of Stockholders through the end of the year, Dr. Bisgard from the beginning of the year until the 2015 Annual Meeting of Stockholders, and Mr. Wills from the beginning of the year until becoming Chairman of the Board in November 2015.  The Audit Committee was chaired by Mr. Wills until November 1, 2015 and by Mr. Shapiro thereafter. All of the directors on the Audit Committee are "independent directors" as defined under the NASDAQ listing standards, and satisfy the heightened independence criteria applicable to members of the Audit Committee under the NASDAQ listing standards and Rule 10A-3(b)(1) under the Exchange Act.  We have, and will continue to have, at least one member of the Audit Committee who has past employment experience in finance or accounting and requisite professional certification in accounting or other comparable experience that results in the individual's financial sophistication.  The Board has determined that each of Mr. Shapiro, Mr. Laughlin and Dr. Taunton-Rigby qualifies as an "audit committee financial expert", as defined by the regulations of the Commission.  The Audit Committee meets with our independent registered public accounting firm and management to review our consolidated financial statements, the quality and integrity of our accounting, auditing and financial reporting process, and our systems of internal controls.  The Audit Committee's Charter, which is reviewed annually by the Audit Committee and is available on our website at www.healthways.com, provides a detailed description of the Audit Committee's duties and responsibilities.

Strategic Review Committee

The Strategic Review Committee reviews, evaluates and makes recommendations to the Board regarding the Company's business strategy. The Strategic Review Committee is advisory in nature and does not have the power to direct or approve the day-to-day management and operations of the Company.  During 2015, the Strategic Review Committee was composed of Mr. Karro and Dr. Keckley for the entire year, Dr. Taunton-Rigby and Mr. Wickens from January 2015 until the 2015 Annual Meeting of Stockholders, and Messrs. Greczyn and Shapiro from the 2015 Annual Meeting of Stockholders through the end of the year. The Strategic Review Committee was chaired by Mr. Karro. All of the directors who serve on the Strategic Review Committee are "independent directors" as defined under the NASDAQ listing standards.  The Strategic Review Committee's Charter is available on our website at www.healthways.com and provides a detailed description of the Strategic Review Committee's duties and responsibilities.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to assist the Board in the exercise of its duties and responsibilities and to serve in the best interests of the Company and its stockholders.  Our Corporate Governance Guidelines, which are available on our website at www.healthways.com, provide a framework for the conduct of the business of the Board.

Code of Conduct

Our Code of Business Conduct applies to all employees (including officers) and non-employee directors (collectively, "colleagues").  The purpose of the Code of Business Conduct is to provide written standards that are reasonably designed to promote: honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in reports and documents we file with the Commission and other public communications we make; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the Code of Business Conduct; and accountability for adherence to the Code of Business Conduct, and to deter wrongdoing.  A copy of our Code of Business Conduct, as well as any amendments thereto, is available on our website at www.healthways.com. We intend to post any waiver of a provision of the Code of Business Conduct granted to any principal executive, financial, or accounting officers or any material amendment to the Code of Business Conduct on our website.

Stockholder Nominees

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder nominations for director candidates as described below under "Identifying and Evaluating Nominees for Directors."  Any stockholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should be addressed to: Secretary, Healthways, Inc., 701 Cool Springs Boulevard, Franklin, Tennessee 37067.  To be timely, director nominations for the 2017 Annual Meeting of Stockholders must be submitted within the time limits for stockholder proposals as set forth on page 84.

Director Qualifications

Under our Corporate Governance Guidelines and the Nominating and Corporate Governance Committee Charter, the Nominating and Corporate Governance Committee is responsible for determining the criteria for membership on the Board.  Under such criteria, at least a majority of the members of the Board should be independent, and all members should have the highest character and integrity and possess an inquiring mind, vision and the ability to work well with others.  Currently, all of our directors except for Mr. Tramuto are independent. Other criteria that will be considered include prior experience as a director, knowledge of our business and industry and broad experience at the operational, financial or policy-making level in business. Diversity, age and skills in the context of the needs of the Board are also a consideration.  While the Company's Corporate Governance Guidelines do not explicitly define diversity, it is the Nominating and Corporate Governance Committee's practice to seek director candidates who will contribute to a diversity of perspectives. The Nominating and Corporate Governance Committee considers diversity in the context of the Board as a whole and takes into account a candidate's personal characteristics and industry experience, with the intent of maintaining a Board that represents a broad range of viewpoints. Board members should also have sufficient time to devote to the affairs of the Company and to provide insight and practical wisdom based on experience.  As such, in order to be active participants and perform all director duties responsibly, directors' service on other boards of public companies is limited to three public company boards (excluding the Company).

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director.  The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise.  In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board, management, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year. As described above, the Nominating and Corporate Governance Committee considers properly submitted stockholder nominations for candidates for the Board.  In evaluating nominations, the Nominating and Corporate Governance Committee uses the same criteria for all nominees and seeks to achieve a balance of knowledge, experience and expertise on the Board.  Drs. Georgiou and Hudson were identified by two non-employee directors and recommended by the Nominating and Corporate Governance Committee to the Board to be nominated to stand for election at the 2016 Annual Meeting of Stockholders and to serve, if elected, as directors until the 2017 Annual Meeting of Stockholders. Drs. Georgiou and Hudson have accepted their nominations and have agreed to serve as directors, if elected.

Directors' Attendance at Annual Meetings of Stockholders

Although directors are invited and are always encouraged to attend the annual stockholder meetings, we do not require their attendance.  All of the directors then serving attended the 2015 Annual Meeting of Stockholders held on May 19, 2015.

Communications with the Board

Stockholders may communicate with the Board by submitting a letter in writing addressed to: Chairman of the Board, Healthways, Inc., 701 Cool Springs Boulevard, Franklin, Tennessee 37067.  If the communication relates to the Company's ethics or conduct, financial statements, accounting practices or internal controls, the communication may be submitted in writing addressed to: Audit Committee Chairman, Healthways, Inc., 701 Cool Springs Boulevard, Franklin, Tennessee 37067.  Stockholder communications may be submitted confidentially or anonymously.

Stock Ownership and Retention Guidelines

The Company's stock retention guidelines applicable to executive officers require executive officers to maintain a minimum ownership in the Company's stock based on a multiple of their base salary (at least 3.75 times base salary for the Chief Executive Officer, 2 times base salary for each of the Chief Financial and Administrative Officer and the President, Network Solutions, 1.8 times base salary for the General Counsel and 1.2 times salary for the Chief Accounting Officer).  Executive officers must retain 75% of the net number of shares acquired (after payment of exercise price, if any, and taxes) upon the exercise of all nonqualified stock options and vesting of all restricted stock units representing hypothetical shares of our Common Stock ("RSUs"), performance-based stock units ("PSUs") and market stock units ("MSUs"), until they reach the required multiple of base salary.  All executive officers are currently in compliance with the guidelines.  Executive officers who do not comply with the guidelines may not be eligible for future equity awards.

Additionally, the Board has adopted stock retention guidelines for directors.  The guidelines require directors to maintain ownership in the Company's stock equal to three times the current minimum annual cash retainer for directors.  Directors must retain 75% of the net number of shares acquired (after payment of exercise price, if any, and taxes) upon the exercise of all stock options and vesting of all RSUs until they reach the required minimum ownership.  Directors will have until the later of January 2018 or the five-year anniversary of their appointment to the Board to meet these requirements and may not sell shares of the Company's stock until the ownership requirement is achieved.

Evaluations of Board and Committee Performance

Each year, the Nominating and Corporate Governance Committee of the Board conducts an evaluation of the effectiveness of the Board as a whole and the performance of each committee of the Board.  The manner of the evaluation is determined annually by the Nominating and Corporate Governance Committee in order to ensure the procurement of accurate and relevant information.  The evaluation process is designed to facilitate ongoing, systematic examination of the Board and each committee's effectiveness and accountability and to identify opportunities for improvement. The Nominating and Corporate Governance Committee designs and coordinates the evaluations for the Board and its committees.  The Chair of the Nominating and Corporate Governance Committee is responsible for reporting the results to each committee and the full Board.

Certain Relationships and Related Party Transactions

Since the beginning of the last fiscal year, we are not aware of any related party transactions between us and our directors, executive officers, 5% stockholders or their family members that require disclosure under Item 404 of Regulation S-K under the Exchange Act ("Item 404").

Pursuant to its written charter, the Audit Committee reviews and either ratifies, approves or disapproves all transactions between the Company and any related person that are required to be disclosed pursuant to Item 404.

In determining whether to approve or ratify any material related party transaction, the Audit Committee considers the relevant information and facts available to it regarding the transaction and takes into account factors such as the related party's relationship to the Company and interest (direct or indirect) in the transaction, the terms of the transaction and the benefits to the Company of the transaction. No director participates in the approval of an interested transaction for which he or she is a related party or otherwise has a direct or indirect interest.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Election of Directors

Pursuant to an amendment to our Restated Certificate of Incorporation, as amended, approved by our stockholders at the 2013 Annual Meeting of Stockholders, beginning with the 2016 Annual Meeting of Stockholders (which is the first annual meeting of stockholders for which the Board has become fully declassified pursuant to the "phase-out" process set forth in the amendment to our Restated Certificate of Incorporation, as amended, approved by our stockholders at the 2013 Annual Meeting of Stockholders), our stockholders will elect the full Board on an annual basis.

On June 2, 2014, we entered into a Nomination and Standstill Agreement (the "Nomination and Standstill Agreement") with North Tide Capital Master, LP, North Tide Capital and Conan J. Laughlin (collectively, the "North Tide Group") to end the proxy contest in connection with our 2014 Annual Meeting of Stockholders. Pursuant to the Nomination and Standstill Agreement, the Board nominated the following designees of the North Tide Group for election at our 2014 Annual Meeting of Stockholders, each of whom were subsequently elected at our 2014 Annual Meeting of Stockholders: Conan J. Laughlin, Bradley S. Karro and Paul H. Keckley, Ph.D. (collectively, the "North Tide Designees").

Each of the North Tide Designees were re-nominated and re-elected at the 2015 Annual Meeting of Stockholders. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has re-nominated each of the North Tide Designees for election at the 2016 Annual Meeting of Stockholders.

A nominee for election will be elected as a director if the number of votes cast "FOR" such nominee at the 2016 Annual Meeting of Stockholders exceeds the number of votes cast "AGAINST" such nominee (with abstentions and broker non-votes not counted as either votes "FOR" or "AGAINST").  Stockholders have no right to vote cumulatively for directors, but rather each stockholder shall have one vote for each director for each share of Common Stock held by such stockholder.

Unless contrary instructions are received, shares of our Common Stock represented by duly executed proxies will be voted in favor of the election of the nominees named below.  If for any reason a nominee is unable to serve as a director, it is intended that the proxies solicited hereby will be voted for such substitute nominee as our Board may propose.  The Board has no reason to expect that the nominees will be unable to serve, and therefore, at this time does not have any substitute nominees under consideration.

The Board recommends a vote FOR each nominee.

The following ten persons are the nominees for election to serve as directors for a term that will expire at the 2017 Annual Meeting of Stockholders and until his/her successor is elected and qualified.  Except for Drs. Georgiou and Hudson, who were each recommended to the Board by the Nominating and Corporate Governance Committee and who are standing for election for the first time, all of the Company nominees for election to the Board are presently directors of the Company and were previously elected by the Company's stockholders.  Certain information relating to the following persons has been furnished to us by the individuals named, and we have also included the specific skills, qualifications and experience of each of our directors.

Mary Jane England, M.D. Professor of Health Law, Policy and Management at the Boston University School of Public Health; Former President of Regis College	Age 77	Director since 2004

Dr. England has served as a Professor of Health Law, Policy and Management at the Boston University School of Public Health since 2012 and served as interim Chair of the Department of Community Health Sciences from 2012 until November 2013.  She also served as a Visiting Professor of Health Policy and Management at Boston University School of Public Health from 2011 to 2012.  Previously, Dr. England served as President of Regis College in Weston, Massachusetts from 2001 through 2011.  From 1990 to 2001, she served as President of the Washington Business Group on Health, a non-profit devoted to representing the interests of large employers on national health policy issues.  Prior to 1990, she served as Vice President of Prudential Insurance Co., a global insurance provider, Associate Dean at the John F. Kennedy School of Government at Harvard University, Commissioner of Social Services in Massachusetts, and Associate Commissioner of Mental Health in Massachusetts.  She serves on the board of directors of NSF International, a non-profit involved in standards development, product certification, auditing education and risk management for public health and the environment.

Qualifications:  Dr. England's specific skills, experience and qualifications to serve as a director of the Company include her significant experience in the healthcare industry. For over ten years, Dr. England served as the President of the Washington Business Group on Health. Additionally, Dr. England serves on the board of directors of NSF International. We believe Dr. England's experience at the Washington Business Group on Health, as well as in other positions, provides our Board with unique insight into how the interests of companies within the healthcare industry are effectively represented.

Board Committees:  compensation; nominating and corporate governance (chair)

Archelle Georgiou, M.D. President of Georgiou Consulting	Age 53	Director nominee
Dr. Georgiou is the president of Georgiou Consulting, LLC, a healthcare consulting firm that she founded in December of 2007. From 1995 to 2007, Dr. Georgiou worked for UnitedHealth Group Corporation in numerous executive-level positions, including National Medical Director, Chief Medical Officer, CEO – Care Management, and culminating with her position as Executive Vice President – Strategic Relations, Specialized Care Services. Over the course of her career, Dr. Georgiou has made numerous media contributions regarding the latest healthcare industry news and trends, including, since January 2007, as a healthcare expert and media correspondent for a twice weekly television segment in Minneapolis-St. Paul, Minnesota. Since March 2014, Dr. Georgiou has been an instructor at the University of Minnesota Carlson School of Business. From 2011 to 2014, Dr. Georgiou served as Senior Advisor to TripleTree, a merchant bank and strategic advisory firm solely focused on healthcare, and Chair of Health Executive Roundtable, a healthcare think tank focusing on innovative changes in the healthcare industry. Dr. Georgiou graduated from the Johns Hopkins School of Medicine in 1986. She trained and practiced in internal medicine in Northern California before transitioning into healthcare administration and policy.

Qualifications: Dr. Georgiou's specific skills, experience and qualifications to serve as a director of the Company include many years of management, leadership and marketing and communications experience, including over two decades of experience in the healthcare industry and highly valuable expertise in the areas of healthcare management and policy, the use of healthcare databases in the development of healthcare informatics, predictive modeling and software development. We believe Dr. Georgiou's experience and perspective will provide our Board with valuable insight, particularly with respect to the Company's healthcare-related services.

Robert J. Greczyn, Jr. Former Chief Executive Officer of Blue Cross Blue Shield of North Carolina	Age 64	Director since 2015

Mr. Greczyn was the Chief Executive Officer of Blue Cross Blue Shield of North Carolina ("BCBSNC") from 2000 until his retirement in 2010, where he also served on the Board of the Blue Cross Blue Shield Association.  Since his retirement, Mr. Greczyn has served as Principal of Capital Food Group, LLC and RJG Restaurant Group LLC, privately held restaurant franchise operations.  From August 1998 until September 1999 he was the Chief Operating Officer of BCBSNC and became its President in September

1999.  Prior to that, from 1990 to 1998, he was the President and CEO of Carolina Physicians Health Plan, a health maintenance organization, which was partially acquired by Healthsource, Inc. in 1991 and fully acquired by Healthsource, Inc. in 1994, at which time it became Healthsource North Carolina.  In 1997, Cigna Corporation acquired Healthsource, Inc.  Prior to that, Mr. Greczyn was President and CEO of Health Plan of Delaware, Ltd. (which was acquired by Principal Health Care, Inc. in 1988, at which time it became Principal Health Care of Delaware, Inc.) from 1986 to 1990.  From March 2011 to November 2014, Mr. Greczyn served on the Board of Directors of Liposcience, Inc., a publicly traded (until its acquisition by Laboratory Corporation of America in November 2014) clinical diagnostic company, where he chaired the compensation committee and was a member of the audit committee.  He also served as the interim President and Chief Executive Officer of Liposcience, Inc. from August 2013 until February 2014, during which time he resigned from his positions on the audit and compensation committees.  In addition, from October 2011 until August 2012, Mr. Greczyn served as a director of M*Modal Inc., a publicly traded (until its acquisition August 2012 by One Equity Partners) provider of interactive clinical documentation and speech understanding technology, where he was a member of the compensation and audit committees.  From 2006 to 2008, Mr. Greczyn was Chairman of the Board of the Council for Affordable Quality Care, an alliance of chief executive officers of the nation's leading health insurers working to simplify healthcare transactions.  Mr. Greczyn received an M.P.H. degree in health policy from the University of North Carolina at Chapel Hill and a B.A. degree in psychology from East Carolina University.

Qualifications:  Mr. Greczyn's specific skills, experience and qualifications to serve as a director of the Company include over 20 years of experience as Chief Executive Officer of three health insurance companies as well as service on the compensation and audit committees of publicly traded companies.  We believe his extensive management experience and knowledge of the managed care industry and his prior public company board experience will provide critical insight to our Board.

Board Committees:  nominating and corporate governance; strategic review

Peter Hudson, M.D. Managing Director of AltaPartners	Age 50	Director nominee

Dr. Hudson has served as a Managing Director at Alta Partners, a healthcare venture capital firm,  since October 2015. He also serves on numerous boards, including Chairman of the Board of U.S. Acute Care Solutions ("USACS"), one of the nation's largest acute care companies, since May 2015, and Chairman of the Board of Emergency Medicine Physicians, one of USACS' founding organizations, since July 2014. In addition, Dr. Hudson has been on the board of directors for private-equity backed Maestro Health, since November 2014, mobile acute care provider, DispatchHealth, since August 2015, and has served as senior advisor to venture-backed Augmedix, a privately-held company that operates in the information technology services & consulting industry, since January 2015. From 2008 to March 2014, Dr. Hudson was Chief Executive Officer of iTriage LLC, a mobile healthcare company, which was acquired by Aetna.  Dr. Hudson then served as Head of Consumer Technologies at Aetna from October 2013 through March 2014. From 2001 to 2010, Dr. Hudson was managing business partner for Emergency Physicians at Porter Hospitals, an emergency medicine staffing company in Denver, Colorado. Dr. Hudson is on the Science and Technology Advisory Board at Children's Hospital of Philadelphia, the Blackstone Entrepreneurs Network Steering Committee, and the investment advisory board for University of Colorado School of Medicine's Chancellor's Innovation Fund. Dr. Hudson was the Colorado Technology Association's Entrepreneur of the Year in 2013 and a guest of the First Lady at the State of the Union in 2013, representing digital health as a national policy objective. He holds a B.A. in Political Science and Pre-Med from Colorado College and an M.D. from the University of Colorado School of Medicine.

Qualifications: Dr. Hudson's specific skills, experience and qualifications to serve as a director of the Company are evidenced by over 15 years of experience as a physician and entrepreneur founding, growing, and investing in both healthcare technology and services and digital health. We believe that Dr. Hudson's focus on creating efficiencies within the healthcare delivery system and empowering healthcare consumers with novel technology will provide critical insight to our Board.

Bradley S. Karro Principal of Hillcote Advisors	Age 54	Director since 2014

Mr. Karro is a principal of Hillcote Advisors, a firm focused on investing in and restructuring healthcare companies that Mr. Karro founded in July 2008. Prior to starting Hillcote Advisors, Mr. Karro held a number of senior executive positions in the healthcare industry, including serving as Executive Vice President of Caremark Rx, a prescription benefit management company. Mr. Karro joined Medpartners (which changed its name to Caremark Rx) in 1998, and served at Caremark Rx through 2007.  During his time at Caremark Rx, Mr. Karro was responsible for mergers and acquisitions, integration planning, information technology and Medicare product development. Mr. Karro was also appointed as a charter member of the Governor's e-Health Advisory Council in Tennessee, an organization established to coordinate Tennessee's initiatives leading towards the adoption of electronic medical records. Mr. Karro is currently a member of the Board of Directors of Angiotech Pharmaceuticals, Inc., a global specialty pharmaceutical and medical device company, where he chairs the Audit Committee. Mr. Karro previously served on the Board of Directors of Emageon Inc., an information technology systems provider for hospitals, healthcare networks, and imaging facilities.

Qualifications:  Mr. Karro's specific skills, experience and qualifications to serve as a director of the Company are evidenced by his more than 25 years of healthcare industry experience, extensive knowledge of the healthcare industry, executive management experience and prior public board experience.

Board Committees:  compensation; strategic review (chair)

Paul H. Keckley, Ph.D. Former Managing Director of Navigant Center for Healthcare Research and Policy Analysis	Age 66	Director since 2014
Dr. Keckley was the Managing Director of Navigant Center for Healthcare Research and Policy Analysis from March 2014 through February 2016.  In addition, Dr. Keckley is the Editor of The Keckley Report, which he began publishing in September 2013, and an expert on health industry trends and U.S. health system reform. In his 35-year health industry career, Dr. Keckley served as an expert commentator for national media coverage of healthcare reform, CEO of four health care companies funded by private investors, in senior management at Vanderbilt Medical Center and most recently as Executive Director of the Deloitte Center for Health Solutions in Washington, D.C, a position he held from 2006 through September 2013. Dr. Keckley currently serves on the Advisory Boards of Western Governors University, Oration Inc., and Lipscomb University College of Pharmacy and is a member of the Health Executive Network.

Qualifications:   Dr. Keckley's specific skills, experience and qualifications to serve as a director of the Company are evidenced by his 38-year career in healthcare research and policy analysis. Dr. Keckley has published 200 trade and peer reviewed articles and conducted numerous primary research studies about population-health management business models, trends and issues. He is also the publisher of the Keckley Report, a weekly analysis of healthcare industry trends. We believe his research regarding population-health management business models, trends and issues and his ongoing analysis of the healthcare industry will provide valuable insights to the Board on both the historical and current trends within the healthcare industry.

Board Committees:  nominating and corporate governance; strategic review

Conan J. Laughlin Founder, Portfolio Manager, and Managing Member of North Tide Capital	Age 43	Director since 2014

Mr. Laughlin is the Founder, Portfolio Manager, and Managing Member of North Tide Capital, a Boston-based investment firm that Mr. Laughlin launched in September 2011.  The firm invests in global equities utilizing a value-oriented approach with a dedicated focus on the healthcare sector.  Mr. Laughlin has covered the healthcare industry as an equity research analyst since 1995.  Prior to founding North Tide Capital, from 2005-2011, Mr. Laughlin was a portfolio manager and sub-adviser to Millennium Management LLC, a multi-billion dollar investment firm based in New York.  From 2002-2004, Mr. Laughlin was a senior analyst covering the healthcare sector in the Asset Management group at American Express in Boston.  Prior to joining American Express in 2002, he spent seven years as a sell-side analyst at Morgan Stanley Dean Witter (1995-1997), SG Cowen (1997-1999), and Deutsche Bank Alex. Brown (1999-2002).  Mr. Laughlin currently serves on the Board of Trustees at The Park School in Brookline, MA.

Qualifications:  Mr. Laughlin's specific skills, experience and qualifications to serve as a director of the Company are evidenced by his experience as Portfolio Manager and Managing Member of North Tide Capital, an investment firm focused on the healthcare sector. Additionally, Mr. Laughlin has over 18 years of experience covering the healthcare industry as an equity research analyst and has been an active and engaged stockholder of the Company since 2011.

Board Committees:  audit; compensation (chair)

Lee A. Shapiro Managing Partner of 7wire Ventures	Age 60	Director since 2015

Since June 2013, Mr. Shapiro has been a Managing Partner of 7wire Ventures since 2013, a venture capital firm he co-founded to invest in innovative ideas and entrepreneurs, mostly in the areas of consumer-focused health care and education technology.  Previously, Mr. Shapiro was President of Allscripts Healthcare Solutions, Inc., a publicly traded healthcare information technology company ("Allscripts"), from 2002 through December 2012, and served as a consultant to the Chief Executive Officer of Allscripts from January 2013 to June 2013.  Prior to joining Allscripts, he was the Chief Operating Officer of Douglas Elliman-Beitler, a commercial office management and development company, from 1998 to 2000, where he directed all business activities throughout the United States.  Mr. Shapiro's career also includes serving as president of SES Properties, Inc., Vice Chairman of City Financial Bancorp and practicing commercial law at Barack, Ferrazzano, Kirschbaum, Perlman & Nagelberg. In addition to serving on the boards of several privately held companies, Mr. Shapiro currently serves on the boards of directors of Medidata Solutions, Inc. (where he is a member of the audit committee and the nominating and corporate governance committee), a publicly traded global provider of cloud-based solutions for life sciences, Aptus Health, Inc, formerly known as Physicians Interactive Holdings, LLC ("PIH") (where he chairs the audit committee and is a member of the compensation committee), a wholly-owned subsidiary of Merck & Co., Inc., that is one of the largest providers of online resources for healthcare information, medication samples and mobile decision support tools to healthcare professionals, and the American Heart Association.  Mr. Shapiro was also appointed to the Economic Recovery Commission of the State of Illinois during its seating in 2009-2010. Mr. Shapiro holds a J.D. degree from The University of Chicago Law School.

Qualifications:  Mr. Shapiro's specific skills, experience and qualifications to serve as a director of the Company are evidenced by significant experience in directing strategic initiatives at a global public healthcare technology company, including mergers and acquisitions, international expansion, business development and partnerships, and business activities in the areas of analytics and information services.  His understanding of emerging digital health technologies will also be important to the Company's investments and positioning.  In addition, we believe his prior and current public and private company board experience will provide critical insight to our Board.

Board Committees: audit (chair); strategic review

Donato J. Tramuto Chief Executive Officer of the Company	Age 59	Director since 2013

Mr. Tramuto has served as Chief Executive Officer of the Company since November 2015. He was Chairman of the Board from June 2014 until becoming Chief Executive Officer in November 2015. From 2008 until November 2015, Mr. Tramuto served as Chief Executive Officer and Chairman of PIH, which was sold in 2013 to Merck Global Health Innovation Fund (GHIF). PIH is one of the largest providers of online resources for healthcare information, medication samples and mobile decision support tools to healthcare professionals.  Prior to founding PIH, he served as President of the Physicians Interactive Division of Allscripts from 2006 to 2008.  From 2004 to 2006, Mr. Tramuto was Chief Executive Officer of i3, a global pharmaceutical services company that, prior to its sale to inVentiv Health, Inc. in 2011, was part of Ingenix (a subsidiary of UnitedHealth Group Incorporated).  Prior to joining Ingenix, Mr. Tramuto was one of the founders of Protocare, Inc., a large provider of drug development services, where he served as Chief Executive and President of the Protocare Sciences Division and Corporate Officer of Protocare from 1998 to 2003.   Prior to co-founding Protocare, Mr. Tramuto served as General Manager/Executive Vice President of the Home Healthcare Business Unit and Corporate Vice President of Disease Management Marketing at Caremark.   Mr. Tramuto also serves on several executive leadership boards including the Boston University School of Public Health Dean's Advisory Board, Brown University's Executive Master of Healthcare Leadership Advisory Board, Chairman of Physicians Interactive Board of Directors, co-Chairman of the Robert F. Kennedy Center for Justice and Human Rights Europe Board and as a Board Trustee at the York Community Hospital.  Mr. Tramuto is the Chairman of the Board and founder of Health eVillages, and a former member of the State of Maine Economic Growth Council, an appointment by former Maine Governor John Baldacci.

Qualifications:  Mr. Tramuto's specific skills, experience and qualifications to serve as Chief Executive Officer and a director of the Company include his service as Chief Executive Officer of several mid-to-large sized, global healthcare companies, providing more than 30 years of healthcare experience in both the product and service segments.   He has extensive knowledge in strategy, product and business development, succession planning, marketing and consumer insights and has taken several companies from the startup phase to successful exits. In 2005, 2009 and 2012, Mr. Tramuto was selected by PharmaVOICE as one of the Top 100 Most Inspirational Healthcare Leaders in the Life Sciences Industry.   In May 2012, he was recognized by The Boston Globe as one of the top 12 innovators in Massachusetts for the launch of Health eVillages, a non-profit organization he founded in 2011 providing global mobile healthcare to disadvantaged communities. In 2013, he received the Healthcare IT News H.I.T. Men & Women Award in the Innovators category. In December of 2014, he was awarded, along with Hillary Clinton, Robert DeNiro, and Tony Bennett, the 2014 Robert F. Kennedy Ripple of Hope Award, for his more than three decades of executive leadership in advancing innovative healthcare programs that have had a meaningful impact in saving lives. In 2015, he was selected by the magazine PM360 as one of the most 100 influential healthcare leaders and was awarded an honorary doctorate of humane letters from the College of Fine Arts at the University of Massachusetts at Lowell.

Board Committees:  none

Kevin G. Wills Managing Director and Chief Financial Officer of AlixPartners, LLP	Age 50	Director since 2012

Mr. Wills has been Chairman of the Board since November 1, 2015.  Mr. Wills has served as Managing Director and Chief Financial Officer of AlixPartners, LLP, a global business advisory firm, since March 2014. Prior to that, he served as Executive Vice President and Chief Financial Officer of Saks Incorporated (now a part of Hudson's Bay Company), a publicly traded (prior to the fourth quarter of 2013) retailer of fashion apparel, shoes, accessories, jewelry, cosmetics, and gifts, from May 2007 through November 2013.  Mr. Wills served as Executive Vice President of Finance/Chief Accounting Officer of Saks Incorporated from May 2005 through April 2007, and as Executive Vice President of

Operations for Parisian, Inc., a retailer, from February 2003 until April 2005.  Prior to that, he was appointed Senior Vice President of Planning and Administration for Saks Department Store Group in September 1999, Senior Vice President of Strategic Planning in September 1998 and Vice President of Financial Reporting for Saks Incorporated in September 1997, when he joined Saks Incorporated.  Prior to joining Saks Incorporated, Mr. Wills served as Vice President and Controller for Tennessee Valley Authority, an energy producer.  Prior to that, Mr. Wills served as the Business Assurance Manager for Coopers and Lybrand (currently known as PricewaterhouseCoopers), an accounting and financial services firm.

Qualifications:  Mr. Wills' specific skills, experience and qualifications to serve as a director of the Company are evidenced by his many years of executive leadership, most recently serving as the Managing Director and Chief Financial Officer of AlixPartners, LLP and, prior to that, Chief Financial Officer of Saks Incorporated, as mentioned above. Additionally, Mr. Wills is a Certified Public Accountant and brings significant capital markets, mergers and acquisitions and international operations experience, all of which enhance our Board's understanding of various financial aspects of the Company's business.

Board Committees:  none

Director Compensation

For 2015, non-employee directors (excluding the Chairman of the Board, who received a $200,000 annual cash retainer) each received a $75,000 annual cash retainer as well as annual committee retainers as follows:

	Annual Retainer
Committee	Member	Chair
Audit	$15,000	$30,000
Compensation	$10,000	$20,000
Nominating and Corporate Governance	$10,000	$20,000
Strategic Review	$10,000	$20,000

In addition, each non-employee director was granted RSUs on the date of the 2015 Annual Meeting of Stockholders with a grant date fair value of approximately $100,000.  Equity awards to non-employee directors during 2015 were made pursuant to the Company's Amended and Restated 2014 Stock Incentive Plan (the "2014 Stock Plan").

Prior to his appointment as the Company's CEO on November 1, 2015, Mr. Tramuto was paid $166,667 (which is the pro-rated portion of $200,000) in cash for serving as Chairman of the Board.  In addition, he received RSUs on the date of the 2015 Annual Meeting of Stockholders with a grant date fair value of approximately $100,000.  He received no other additional compensation for his service on the Board or attendance at any Board or committee meetings.  Beginning on November 1, 2015, Mr. Wills receives an annual cash retainer in the amount of $200,000 for serving as Chairman of the Board and receives no other additional compensation for his service on the Board or attendance at any Board or Committee meetings. Prior to his appointment as Chairman of the Board, Mr. Wills was paid $95,833 (which is the pro-rated portion of $75,000, as well as the pro-rated portion of his annual committee retainers).

The following table summarizes the compensation to each non-employee director during 2015.  Beginning November 1, 2015, Mr. Tramuto receives no additional compensation for serving as a member of the Board. Amounts earned by Mr. Tramuto for services performed as a director during 2015 are included in the Summary Compensation Table on page 48.

2015 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
		(1)	(2)
Jay C. Bisgard, M.D. (3)	41,667	-	-	41,667
Mary Jane England, M.D.	105,000	99,992	-	204,992
Robert J. Greczyn, Jr.	55,417	99,992	-	155,409
Bradley S. Karro	105,000	99,992	-	204,992
Paul H. Keckley, Ph.D.	95,000	99,992	-	194,992
Conan J. Laughlin	97,500	99,992	-	197,492
William D. Novelli	103,333	99,992	-	203,325
Alison Taunton-Rigby, Ph.D.	104,167	99,992	-	204,159
Lee Shapiro	60,833	99,992	-	160,825
John A. Wickens (3)	39,583	-	-	39,583
Kevin G. Wills	129,167	99,992	-	229,159

1)	Reflects the aggregate grant date fair value of stock awards granted during 2015 calculated in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718. The grant date fair value of stock awards granted to the non-employee directors during 2015 was $16.12 per award. The following directors and former directors who served on the Board during 2015 had unvested stock awards outstanding as of December 31, 2015 as follows: Dr. Bisgard (5,947); Dr. England (12,150); Mr. Greczyn (6,203); Mr. Karro (6,203); Dr. Keckley (6,203); Mr. Laughlin (6,203); Mr. Novelli (12,150); Mr. Shapiro (6,203); Dr. Taunton-Rigby (12,150); Mr. Wickens (5,947); and Mr. Wills (10,241).

(2)	The following directors and former directors who served on the Board during 2015 had stock option awards outstanding as of December 31, 2015 as follows: Dr. Bisgard (10,868); Dr. England (10,868); Mr. Karro (11,250); Dr. Keckley (11,250); Mr. Laughlin (11,250); Mr. Novelli (10,868); Dr. Taunton-Rigby (10,868); Mr. Wickens (10,868); and Mr. Wills (11,138).

(3)	Dr. Bisgard and Mr. Wickens did not stand for reelection at the 2015 Annual Meeting of Stockholders.

Forward-Looking Statements

This Proxy Statement contains forward-looking statements, which are based upon current knowledge, assumptions, beliefs, estimates and expectations, involve a number of risks and uncertainties, and are subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief, or expectations of the Company, including, without limitation, all statements regarding the Company's future earnings and results of operations, and can be identified by the use of words like "may," "believe," "will," "expect," "project," "estimate," "anticipate," "plan," or "continue" and similar expressions.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary from those in the forward-looking statements as a result of various factors.  These factors include, but are not limited to, those described in Item 1A, Risk Factors, and Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations, of the Form 10-K, and those that will be described from time to time in the Company's filings with the Commission, including the Company's subsequent reports filed with the Commission on Form 10-K, Form 10-Q and Form 8-K, which are available on the Commission's website at www.sec.gov and on the Company's website at www.healthways.com. We undertake no obligation to update or revise any such forward-looking statements.

Compensation Discussion and Analysis

Executive Summary

In 2015, our Named Executive Officers ("NEO") were as follows:

Name	Position

Donato Tramuto	Chief Executive Officer
Alfred Lumsdaine	Executive Vice President, Chief Financial and Administrative Officer
Mary Flipse	Senior Vice President, Chief Legal Officer and General Counsel
Sidney ("Sid") Stolz	President, Network Solutions
Glenn Hargreaves	Senior Vice President, Chief Accounting Officer
Ben R. Leedle, Jr. (1)	Former President and Chief Executive Officer
Michael Farris (2)	Former Executive Vice President, Chief Commercial Officer

(1)	Mr. Leedle departed the Company in May 2015.
(2)	Mr. Farris departed the Company in November 2015 in connection with the sale of the Company's Navvis subsidiary.

2015 was a year of significant transition in terms of the strategic direction of our business and leadership team, which had a direct impact on our executive compensation program.  The Compensation Committee of the Board (the "Committee") initially sought to retain the executive compensation structure used for 2014 based on the positive feedback received from our stockholders at the 2015 Annual Meeting of Stockholders regarding our 2014 executive compensation program, input from our independent compensation consultant Frederic W. Cook & Co., Inc. ("Cook & Co."), and consideration of competitive and best practices.  The significant changes for our Company in 2015 that had a direct impact on the decisions made by the Committee with regard to 2015 executive compensation were:

•
In May 2015, Mr. Leedle's employment as President and CEO was terminated, and Mr. Lumsdaine was appointed to serve as the Company's Interim President and CEO while the Board conducted its search for a permanent CEO.

•	In June 2015, we revised our financial guidance for 2015 due to discrete instances of lower than expected revenue from a single health plan contract and slower than expected business development.

•
In August 2015, our Board appointed Donato Tramuto, a recognized healthcare innovator and leader and then Chairman of the Board, as President and CEO effective November 1, 2015, and on that date, Alfred Lumsdaine resumed his role as Chief Financial Officer and assumed additional responsibilities as Chief Administrative Officer.

•
In October 2015, we announced a restructuring plan evaluating the internal structural and reporting changes necessary to begin managing our operations as two primary businesses – Population Health and Network Solutions – and to rationalize our cost structure (the "Restructuring and Cost Rationalization Plan").  As a result of the elimination of his role, Peter Choueiri, President of International, departed the Company.  In addition, we sold our Navvis subsidiary to a company owned by Michael Farris, the Company's Chief Commercial Officer, on November 1, 2015, at which time Mr. Farris left the Company in connection with the sale.

•	Also, in October 2015, Sid Stolz joined the Company as President, Network Solutions.

In the first quarter of 2015, the Committee finalized most aspects of the executive compensation program for 2015, specifically, base salary increases, plan design and targets for the short-term incentive program, targets for the Company's Amended and Restated Corporate and Subsidiary Capital Accumulation Plan (the "CAP"), and targets for the performance-based cash awards granted in 2013.  Each of these elements of compensation is discussed in further detail throughout this Compensation Discussion and Analysis.  The Committee had not yet finalized the plan design for the long-term incentive ("LTI") program when Mr. Leedle's employment was terminated and the Company revised its financial guidance in the second quarter of 2015.

Due to the changes in the Company's leadership and financial guidance, as well as the Restructuring and Cost Rationalization Plan, the remaining compensation decisions made by the Committee in 2015 generally differed from our historical practices.  While searching for a permanent replacement for Mr. Leedle, the Committee was tasked with (i) establishing appropriate compensation (in light of certain increased responsibilities) and incentives for our remaining executive officers that ensured their focus on improved operations and encouraged their retention throughout the CEO search process and beyond, (ii) designing the annual long-term (equity-based) incentive program in a way that maintained the Committee's intent that 50% of the value be granted as performance-based equity with a multi-year performance period, and (iii) designing a compensation package for Mr. Tramuto that would not only ensure his recruitment during a time of uncertainty, but would also provide strong pay-for-performance incentives.

Key Compensation Actions for 2015

The Committee believes that the Company's 2015 executive compensation program was instrumental in attracting, retaining, and providing appropriate incentives for our NEOs to work toward the implementation of the Restructuring and Cost Rationalization Plan and in motivating them to focus on the long-term best interests of our Company and its stockholders while also addressing the shorter-term challenges resulting from the executive management team changes described above.  With input from Cook & Co., the Committee made the following key decisions in mid-2015 with respect to executive compensation for 2015:

•
In connection with Mr. Lumsdaine's appointment as Interim President and CEO, upon recommendation of the Committee, the Board approved a one-time equity grant to Mr. Lumsdaine of RSUs in May 2015 that vest in full on the first anniversary of the grant date and had a grant date fair value of $325,000, as well as an increased annual base salary rate equal to $650,000 for the period during which Mr. Lumsdaine served as the Company's Interim President and CEO.

•
In connection with the departure of our former CEO and in light of certain increased responsibilities assumed by the remaining executive management, in May 2015, the Board, upon recommendation of the Committee, approved changes to the compensation of certain of the Company's NEOs as follows:

o
Mr. Farris received an additional bonus opportunity of up to $500,000, which would become payable to Mr. Farris upon the successful achievement of certain revenue, profitability, and/or operational goals on or prior to December 29, 2015; and

o	Ms. Flipse received a one-time equity grant of RSUs that vest in full on the first anniversary of the grant date and had a grant date fair value of $200,000.

•
In July 2015, for the annual LTI grant to all eligible NEOs, the Committee sought to retain the same design as the 2014 grant such that the award would be all equity-based, with 50% of the grant value being in the form of RSUs with time-based vesting conditions and 50% of the grant value being in the form of PSUs subject to risk of forfeiture if pre-defined, multi-year performance objectives were not achieved.  However, the Committee determined that, in light of the Company's lowering of its financial guidance in June 2015 and the absence of a permanent CEO, setting appropriate multi-year performance targets for PSUs that would be fair and reasonable for participants as well as stockholders was not feasible.  Therefore, the Committee, based on the recommendation of management, decided to award only the RSU portion of the grant at that time.  As a result, eligible NEOs received 50% of the target grant value they would have otherwise received if the grant had contained both RSUs and PSUs.  For 2016 and beyond, it is the Committee's intention to resume the practice of tying a significant portion of the annual LTI grant to performance-based equity.

•
Mr. Tramuto's compensation package was designed to not only ensure his recruitment during a time of uncertainty, but to also provide strong pay-for-performance incentives.  As a result, Mr. Tramuto's equity-based incentives consist of MSUs that vest at the end of three years only upon the achievement of certain compounded annual total shareholder return ("TSR") goals over the three-year period and RSUs that vest in three equal annual installments over three years.  These "front-loaded" awards were granted as compensation for fiscal years 2016 through 2018.  Due to the TSR goals contained in the MSUs, Mr. Tramuto's ability to earn his total target annualized compensation is directly aligned with increases in stockholder value over the initial three-year term of his employment.

•
In order to create alignment between the new CEO and his executive team, the Committee awarded equity grants subject to substantially the same terms to Mr. Lumsdaine and Ms. Flipse in September 2015 and to Mr. Stolz upon his hire in October 2015, in each case consisting of RSUs and MSUs.  The MSUs vest at the end of three years and contain the same TSR goals as Mr. Tramuto's MSUs, and the RSUs vest in three equal annual installments over three years.  These "front-loaded" awards were granted as compensation for fiscal years 2016 through 2018.

Short- and Long-Term Incentive Compensation Earned for 2015

Following is a summary of short-term and long-term incentive compensation earned by the NEOs during 2015:

•	No amounts were earned under the short-term incentive program due to the Company not meeting adjusted EBITDA targets.
•	No amounts were earned for the 2015 performance period related to the performance-based cash awards granted in 2013, due to the Company not meeting the adjusted pre-tax income target.
•	The PSUs that were granted in 2014 were not earned due to the Company not meeting the adjusted EBITDA target for the 21-month performance period ending December 31, 2015.
•	No amounts were earned with respect to a Company discretionary contribution to our nonqualified deferred compensation plan due to the Company not meeting the target.
•
Mr. Farris earned $250,000 of the $500,000 additional bonus opportunity provided to him in May 2015 based on expected achievement of budgeted contribution margin for a specific customer for 2015 and ensuring a long-term renewal of the relationship with such customer, which bonus opportunity is described on page 42.

•	Mr. Farris earned $396,892 related to his short-term incentive based on domestic net revenue growth for 2015 as described on page 42.

The compensation decisions summarized above and described in detail below should be considered in the context of the significant changes and challenges the Company faced in 2015.  The Committee remains committed to designing an executive compensation program that is performance-based, competitive, and clear in its design and objectives, and that aligns the interests of management with those of the Company's stockholders. The Committee will continue to evaluate the executive compensation program each year in light of market competitiveness and new facts and circumstances to ensure that our executive compensation strategies are aligned with our pay-for-performance compensation philosophy and our business objectives.  The Committee considers the results of the previous year's "say-on-pay" advisory vote on executive compensation and other feedback the Company receives from its stockholders in determining the Company's executive compensation policies and decisions.  This year's "say-on-pay" proposal is Proposal No. 2 in this Proxy Statement.

Summary of Compensation Practices

Below are the key features of our executive compensation program that we believe drive sustainable results, encourage executive retention, and align executive and stockholder interests.  We also highlight certain practices we do not do because we believe they do not align with our stockholders' long-term interests.

What We Do	What We Don't Do

✓ Pay for performance by placing the majority of executive compensation "at risk" through linkage to our financial or market results

✓ Mitigate undue risk by having caps on incentive awards and a recoupment policy with respect to all performance-based compensation, including performance-based equity

✓ Maintain meaningful stock ownership and retention requirements

✓ Engage an independent compensation consultant who does not provide any other services to the Company

✓ Require double trigger change in control provisions for acceleration of equity awards in all equity awards for executive officers made after February 2014

✓ Balance multiple metrics for short- and long-term incentives

✓ Periodically seek stockholder feedback on our executive compensation

X No excise tax gross-ups upon a change in control for employment agreements entered into or amended after February 2013

X No tax gross-ups on ongoing benefits (which do not include benefits associated with one-time events such as relocation) for current or future executive officers

X No granting of discounted stock options

X No repricing of stock options without stockholder approval

X No hedging or short sales of Company securities

X No pledging of Company securities

Impact of Say-on-Pay Vote Results

At the 2015 Annual Meeting of Stockholders, a majority (approximately 70%) of the shares voted were in support of our executive compensation program as disclosed in the proxy statement relating to that meeting. The Committee has considered the outcome of the vote on executive compensation and believes it affirms our stockholders' support of our overall approach to executive compensation. Accordingly, we have attempted, to the extent possible in light of the change in senior leadership and evaluation of the Company's strategy, to maintain the overall approach to executive compensation. The Committee will continue to consider the outcome of the annual vote on executive compensation when making future compensation decisions for our NEOs.

The Committee's Processes and Analyses

Role of Compensation Committee

The Committee sets and administers the policies that govern compensation of our executive officers, including:

•
Annually evaluating the performance of the CEO and other executive officers and recommending to the independent directors of the Board the compensation level, including short- and long-term incentive compensation, for each such person based on this evaluation;

•	Reviewing and recommending for approval to the Board any changes in executive officer incentive compensation plans and equity-based compensation plans; and

•	Reviewing and approving all equity-based compensation plans of the Company and granting equity-based awards pursuant to such plans.

Only independent directors serve on the Committee. Based on the Committee's Charter, the Committee may delegate any of its responsibilities to a subcommittee so long as such subcommittee is solely composed of one or more members of the Committee.

Executive Compensation Philosophy and Objectives

We seek to attract, retain and motivate talented individuals who are committed to the Company's mission and core values.  The Committee is committed to designing an executive compensation program that is performance-based, competitive, and clear in its design and objectives, and that aligns the interests of management with those of the Company's stockholders by rewarding executive officers when the Company achieves financial success.

The Committee believes that performance-based pay is key to achieving our financial and strategic objectives and meeting stockholder expectations.  The direct effect of this performance-based philosophy is that a majority of the total target compensation (excluding benefits and perquisites) that is set at the beginning of the year for an NEO is variable.  We consider compensation to be variable if the ultimate value realized may differ from the intended target compensation.  Variable compensation includes both our annual short-term incentive awards and LTI awards.

The Committee strives to align executive compensation with the unique talent and business needs of Healthways, without encouraging excessive or unnecessary risk-taking, through the following objectives:

•
To attract, retain and motivate talented executives by providing overall compensation that is performance-based, fair to the executives and the stockholders, and takes into consideration both individual contribution and corporate performance;

•
To closely align the interests of executives with the long-term interests of the Company and its stockholders through a significant portion of each executive's total compensation opportunity based on long-term equity incentives tied to stock price performance and/or operational performance; and

•
To provide appropriate incentives for executives to work toward the implementation of the Restructuring and Cost Rationalization Plan and the achievement of our overall business goals with payouts tied directly to the successful achievement of such goals.

The Committee strives to design total compensation opportunities for Healthways executives that are competitive, but not excessive, as compared to market practice.  Market practice is generally defined as median compensation levels found among companies of acceptable size and business relative to Healthways.  Individual compensation targets may be above or below market based on the following factors:

•	The individual skills and experience of the executive; and
•	The difficulty of attracting or replacing the executive and importance of the position to Healthways.

In addition, actual compensation earned may be above or below market levels depending on the performance of the executive and the Company as a whole.

We use the following compensation vehicles to meet these objectives:

•	Base salaries;

•	Short-term incentives, based upon achieving clearly-defined financial and/or operational targets; and

•
Long-term incentives based on the achievement of financial performance, stock price performance, and/or business goals. To focus our executives on the Company's sustained performance over the long term, a majority of our target executive compensation is weighted toward long-term incentives.

The compensation vehicles may vary by executive based on role, responsibilities, and the executive's ability to influence Company performance and the achievement of key short- and long-term objectives.

On an annual basis, or more frequently as needed, the Committee reviews:

•	Its compensation philosophy, ensuring proper alignment with Healthways' principal business objectives;

•	Our executive compensation policies in light of our financial performance, annual budget, long-term objectives, and competitive and best practices; and

•	The compensation of individual executives in light of such executive's contribution and performance and the Committee's executive compensation policies for that year.

As a result of our balance of short- and long-term incentives, our use of different types of equity compensation awards that provide a balance of incentives, our cap on incentive awards, our recoupment policy (which permits the Committee, in its discretion, to recover incentive-based compensation from our executive officers in the event of a restatement of our financial results or non-compliance with our Code of Business Conduct to the material detriment of the Company), our anti-hedging and anti-pledging policies, and our stock ownership guidelines, the Committee believes that our executive compensation program and governance policies do not encourage our management or colleagues to take risks reasonably likely to have a material adverse effect on our business.

The Committee also believes that our compensation strategies are aligned with our compensation philosophy, long-term performance, and Company culture, which places significant value on high-performing individuals, and that those strategies promote individual responsibility for collective long-term success.

As discussed in further detail throughout this Compensation Discussion and Analysis, and based on Company performance in 2015, the Committee believes that 2015 executive compensation was reasonable and appropriate.

Setting Compensation

In addition to its annual review of executive compensation, the Committee retains an independent compensation consultant to review the Company's executive compensation practices.  The Committee also employs several tools to set executive compensation targets that meet the Company's objectives.  The Committee has engaged Cook & Co. since September 2013 to provide independent executive compensation advisory services.  The independent compensation consultant reports directly to the Committee and provides no other services to the Company.  The Committee uses the following tools to set compensation:

•	Assessment of individual performance.

o
At the beginning of each year, the Committee meets with the CEO to review and approve performance objectives for the upcoming year for the CEO and the other NEOs.  After the end of the year, the CEO delivers to the Committee individual performance evaluations and compensation recommendations for each other NEO.  The Committee determines compensation adjustments for each other NEO based on a variety of factors, such as a competitive compensation analysis; the Committee's assessment, taking into account the CEO's input, of each other NEO's individual performance; the Company's performance; and the Committee's judgment based on such NEO's interactions with the Board.

o
After the end of the year, the CEO presents to the Committee a self-assessment of his performance for the year based on his established performance objectives.  The Committee conducts a confidential review of the CEO's performance for the previous year and discusses and recommends to the independent directors any compensation adjustment for the upcoming year based on the competitive compensation analysis, its assessment of the CEO's performance in light of the pre-approved performance objectives, the Company's performance, and the level of CEO compensation relative to the other NEOs.

•	Assessment of Company performance.

o
In addition to each NEO's individual performance, the Committee also considers the Company's overall performance in determining executive compensation.  When evaluating the relationship between the CEO's pay and Company performance, the Committee considers both reported pay (as reflected in the Summary Compensation Table) and realized pay for the CEO in recent years (as applicable).

•	Compensation market data.

o
The Committee reviews NEO compensation against external references to help guide compensation decisions.  The Committee does not use particular formulas or target specific market pay positions when determining compensation levels of a particular officer position but instead uses external comparisons to provide a point of reference.  The external references may include peer group analysis (see below) and/or commercially available, broad-based, comparative market compensation survey reports developed by independent professional organizations (collectively, the "Survey Reports").  The Survey Reports cover a significant number of companies across a broad range of industries.  To support the Committee's review and evaluation, management, and if applicable, an independent compensation consultant, provides the Committee with information compiled from the Survey Reports.

o
The Committee recognizes that we compete locally and nationally for talent with companies much larger than those included in our compensation peer group.  These larger companies aggressively recruit for the best qualified talent in particularly critical functions.  As a result, to attract and retain talent, the Committee may from time to time determine that it is in the best interests of our Company and its stockholders to provide compensation packages that deviate from the external market references.

Executive Compensation for 2015

Program Elements

The 2015 executive compensation program consisted of:

•	Base salaries;

•	Short-term cash incentive awards, based on achieving clearly-defined financial and/or operational targets; and

•
LTI awards that are based on service, the achievement of financial performance, stock price performance, and/or business goals.  To focus our executives on the Company's sustained performance over the long term, a majority of our target executive compensation is weighted toward long-term incentives.

  2015 Peer Group

At the end of 2014, Cook & Co. reevaluated our competitive comparisons and conducted a thorough review of our peer group, which resulted in several revisions to the companies comprising our peer group.  Our revised peer group consists of the following companies (the "2015 Peer Group"), whose compensation levels were used as competitive comparisons when reviewing our NEO compensation for 2015.  Cook & Co. applied certain criteria in developing the 2015 Peer Group such as industry sector, revenues, and market capitalization.  With regard to revenue and market capitalization, Cook & Co. only evaluated comparable companies with revenues ranging from $350 million to $1.5 billion and then-current market capitalization between $200 million and $2 billion.  The median revenue for the latest four quarters and the median market capitalization as of November 30, 2015 for companies in our 2015 Peer Group were $765 million and $823 million, respectively.  Cook & Co. also considered in its analysis companies that comprised the peer group in 2014 and companies included in the peer groups used by certain proxy advisory firms in their pay-for-performance assessments.

Advisory Board	CorVel	National Healthcare
Air Methods	Ensign Group	Omnicell
Alliance Healthcare Services	ExamWorks Group	Providence Service Corp
Amedisys	Hanger Orthopedic	Quality Systems
AMN Healthcare Services	IPC The Hospitalist Company	Skilled Healthcare
Bio-Reference Laboratories	LHC Group	WebMD Health
BioScrip	MedAssets

Compensation Decisions for 2015

Based on the positive feedback received from our stockholders at the 2015 Annual Meeting of Stockholders regarding our 2014 executive compensation program, input from our independent compensation consultant Cook & Co., and competitive and best practices, the Committee initially sought to maintain the executive compensation structure generally consistent with the 2014 program.  However, as previously described under "Executive Summary," there were a number of significant changes for our Company in 2015, including executive leadership changes, revisions to our financial guidance, and the introduction of the Restructuring and Cost Rationalization Plan, some of which had a direct impact on the decisions made by the Committee with regard to 2015 executive compensation.

Some of the compensation decisions made by the Committee in 2015 generally differed from our historical practices.  While searching for a permanent replacement for Mr. Leedle, the Committee was tasked with (i) establishing appropriate compensation (in light of certain increased responsibilities) and incentives for our remaining executive officers that ensured their focus on improved operations and encouraged their retention throughout the search process and beyond, (ii) designing the annual long-term (equity-based) incentive program in a way that maintained the Committee's intent that 50% of the value be granted as performance-based equity with a multi-year performance period, and (iii) designing a compensation package for Mr. Tramuto that would not only ensure his recruitment during a time of uncertainty, but would also provide strong pay-for-performance incentives.

The Committee believes that the Company's 2015 executive compensation program provided appropriate incentives for our NEOs to work toward the implementation of the Restructuring and Cost Rationalization Plan and in motivating them to focus on the long-term best interests of our Company and its stockholders while also addressing the shorter-term challenges resulting from the executive management team changes described above.

The compensation decisions described below should be considered in context of the significant changes and challenges the Company faced in 2015.  The Committee remains committed to designing an executive compensation program that is performance-based, competitive, and clear in its design and objectives, and that aligns the interests of management with those of the Company's stockholders.

In general, and based on the methodology described under the heading "Compensation Market Data" on page 32, the Committee believes compensation levels for NEOs are appropriate.

Employment Agreement for Mr. Tramuto

In connection with Mr. Tramuto's appointment as President and CEO, on August 3, 2015, the Company and Mr. Tramuto entered into an employment agreement (the "CEO Employment Agreement") pursuant to which Mr. Tramuto is entitled to receive the following:

•	An initial base salary of $850,000;
•
As an inducement for Mr. Tramuto to enter into the CEO Employment Agreement (as consideration for foregone incentives with his previous employer), and in lieu of any incentive compensation in respect of fiscal year 2015:

o
An award equal to $1,250,000 in cash, which is subject to recoupment from Mr. Tramuto in declining amounts inversely proportional to his length of employment in the event that he voluntarily terminates his employment with the Company other than for "good reason" or the Company terminates his employment for "cause," in each case, prior to August 31, 2016 and as defined in the CEO Employment Agreement; and

o	An award of 32,051 RSUs vesting in three equal annual installments over the three years following the grant date.
•	Commencing in respect of fiscal year 2016, a target annual cash bonus equal to 100% of base salary, with a maximum bonus opportunity equal to 200% of base salary;
•	LTI compensation in respect of the three fiscal years ending December 31, 2018, consisting in the aggregate of the following:
o	An award of 250,000 RSUs vesting in three equal annual installments over the three years following the grant date; and
o
An award of MSUs pursuant to which Mr. Tramuto will be entitled to receive 250,000 shares of Common Stock upon achievement of a 3-year annualized TSR of 15%, 350,000 shares of Common Stock upon achievement of a 3-year TSR of 30%, and a maximum of 450,000 shares of Common Stock upon achievement of a 3-year TSR of 45% or more (the number of shares earned between such intervals will be calculated based on a linear interpolation).

•	Up to $45,000 (on an after-tax basis) for the costs of his temporary housing in the Nashville, Tennessee metropolitan area for up to 18 months following his start date;
•	Benefits under the Company's relocation policy for executives, which includes a tax gross-up on relocation benefits received;

•	Eligibility to participate in benefits plans that are maintained by the Company for senior executive officers generally; and
•	Fringe benefits and perquisites at the same level as those benefits are provided by the Company to senior executive officers generally.

The term of the CEO Employment Agreement expires on December 31, 2018 and will automatically renew for successive one-year periods thereafter, unless either party gives written notice to the other party of its intention not to renew the CEO Employment Agreement at least 90 days prior to the end of the then current term.

Employment Agreement with Mr. Stolz

In connection with Mr. Stolz's appointment as President, Network Solutions, on October 27, 2015, the Company and Mr. Stolz entered into an employment agreement (the "Stolz Employment Agreement") pursuant to which Mr. Stolz is entitled to receive the following:

•	An initial base salary of $410,000;
•	Short-term incentive or bonus or LTI awards, if any, to be determined and paid to Mr. Stolz in accordance with the terms and conditions of the Company's bonus plan and/or LTI plan, as applicable; and
•	Eligibility to participate in all applicable benefits plans that are maintained by the Company.

Additionally, in connection with his hire, Mr. Stolz received "front-loaded" equity awards as compensation for fiscal years 2016 through 2018, consisting in the aggregate of the following:

•	An award of 68,531 RSUs, which vest in three equal annual installments over three years; and
•
An award of MSUs, pursuant to which Mr. Stolz will be entitled to receive 101,330 shares of Common Stock upon achievement of a 3-year annualized TSR of 15%, 141,862 shares of Common Stock upon achievement of a 3-year TSR of 30%, and a maximum of 182,394 shares of Common Stock upon achievement of a 3-year TSR of 45% or more (the number of shares earned between such intervals will be calculated based on a linear interpolation).

The term of the Stolz Employment Agreement expires two years after October 27, 2015, after which Mr. Stolz's employment will have no fixed term.

Base Salary

In establishing base salaries for 2015, the Committee considered the Company's 2015 budget for salary increases as well as each NEO's performance and responsibilities, recommendations of the CEO, internal pay equity, pay relative to the market, and the date of each NEO's last salary increase.  In February 2015, the Committee determined that there would be no base salary increases for Messrs. Leedle, Farris, or Lumsdaine.  However, in May 2015, in connection with Mr. Lumsdaine's appointment as Interim President and CEO, the Board approved an increased annual base salary rate equal to $650,000 for the period during which Mr. Lumsdaine served as the Company's Interim President and CEO.  Mr. Lumsdaine's base salary returned to $415,000 on November 1, 2015 upon Mr. Tramuto's start date as President and CEO.  In addition, in February 2015, as part of its regular review of NEO compensation against external references (i.e., peer group analysis and Survey Reports), the Committee increased the salary grade for Ms. Flipse's role and adjusted her base salary to align it more closely with competitive comparisons and reflect her increased experience in her role as the Company's General Counsel.  The Committee also increased Mr. Hargreaves' base salary in February 2015 based on internal pay equity.

Annualized Base Salary ($000s)

Name	2015 Base Salary	2014 Base Salary (at end of year)	Percentage Increase	Date of Previous Increase

Donato Tramuto	$850	Hired in 2015	n/a	n/a
Alfred Lumsdaine	$415(1)	$415	0%	07/2014
Mary Flipse	$325	$283	15%	03/2014
Sid Stolz	$410	Hired in 2015	n/a	n/a
Glenn Hargreaves	$278	$258	8%	02/2013
Ben R. Leedle, Jr.	$712	$712	0%	03/2008
Michael Farris	$700	$700	0%	08/2011

(1)	As noted above, Mr. Lumsdaine's salary was temporarily set at $650,000 during the time he served as the Company's Interim President and CEO. It returned to $415,000 on November 1, 2015.

Short-Term Cash Incentive Awards

We offer short-term cash incentive awards to NEOs to align their annual compensation with the Company's financial objectives for the current year.  Following are the key components of the short-term (annual) cash incentive program for 2015.

Short-Term Cash Incentive Target Percentages

Short-term cash incentive targets (expressed as a percentage of base salary) were set based on target percentages that correspond with each NEO's internal job grade.  In 2015, we made no changes to the alignments between our internal job grade structure and short-term incentive target percentages.  Ms. Flipse's target percentage (as a percentage of her base salary) increased from 2014 to 2015 commensurate with her new salary grade.  The Committee believes that the short-term cash incentive targets are market competitive and that they establish the appropriate level of at-risk annual cash incentive and drive the achievement of annual performance goals.  For 2015, the Committee set maximum award amounts for the NEOs for short-term incentive awards at 200% of the target award amount.

Short-Term Cash Incentive Targets (as a percentage of base earnings)

Name	2015	2014

Donato Tramuto (1)	n/a	n/a
Alfred Lumsdaine	55%	55%
Mary Flipse	50%	45%
Sid Stolz (1)	n/a	n/a
Glenn Hargreaves	45%	45%
Ben R. Leedle, Jr.	70%	70%
Michael Farris (2)	n/a	n/a

(1)	Messrs. Tramuto and Stolz were not eligible to participate in the short-term cash incentive program for 2015 based on hire date.

(2)	Mr. Farris was not eligible to participate in the short-term cash incentive program due to separate incentive awards as described on page 42.

Short-Term Cash Incentive Performance Measures

Consistent with 2014, the performance metric for short-term cash incentive awards for 2015 was adjusted EBITDA (defined as earnings before interest, taxes, depreciation, and amortization excluding certain pre-defined costs, losses, and expenses, including but not limited to restructuring charges, impairment losses, and litigation settlements), which was used as the metric for both earning and funding short-term cash incentive awards.  The Committee believes that adjusted EBITDA provides a specific measure of operating performance and aligns our executives with our short-term business goals for EBITDA growth.

For 2015, the short-term cash incentive pool began funding when the Company exceeded adjusted EBITDA of $88.7 million.  A portion of each dollar of adjusted EBITDA over $88.7 million would have been paid into the pool of short-term incentive cash awards.

All employees, including the NEOs (except for Messrs. Tramuto, Stolz and Farris), were eligible to begin earning short-term cash incentive awards when the Company exceeded adjusted EBITDA of $88.7 million.  Due to the Company not meeting the adjusted EBITDA target for 2015, no amounts were earned by the NEOs under the short-term cash incentive program.  The table below illustrates the 2015 short-term cash incentive targets and payouts.

Short-Term Cash Incentive Payouts for 2015 ($000s)

Name	2015 at Target	2015 Payout

Donato Tramuto (1)	n/a	n/a
Alfred Lumsdaine	$288	$0
Mary Flipse	$158	$0
Sid Stolz (1)	n/a	n/a
Glenn Hargreaves	$124	$0
Ben R. Leedle, Jr.	$192	$0
Michael Farris (2)	n/a	n/a

(1)	Messrs. Tramuto and Stolz were not eligible to participate in the short-term cash incentive program due to hire date.

(2)	Mr. Farris was not eligible to participate in the short-term cash incentive program due to separate incentive awards described on page 42.

Long-Term Incentive Awards

The Committee believes that our LTI compensation is a key component of our retention strategy and is integral to our ability to achieve our performance goals.  LTI awards are generally granted annually to eligible employees, including our NEOs.  LTI awards are typically made during the first quarter after the Committee has had the opportunity to review the previous year's full year results, expected performance for the current year, and the Company's long-range business plan (to the extent a sufficient number of shares is available under the Company's equity incentive plan).  Awards are granted on the date of the Committee's approval.  Due to not having sufficient shares available under the 2014 Stock Plan, as well as the changes in executive management, the Committee postponed the 2015 LTI grant until July 1, 2015, after stockholders approved an increase in the number of shares available under the 2014 Stock Plan at the 2015 Annual Meeting of Stockholders.  The Committee may also approve additional equity-based awards in certain special circumstances, such as upon an officer's initial employment with the Company, the promotion of an officer to a new position or in recognition of special contributions made by an officer.

2015 Annual Equity Awards

The Committee had not yet finalized the plan design for the LTI program when Mr. Leedle's employment was terminated and the Company revised its financial guidance in the second quarter of 2015.  In July 2015, for the annual LTI grant to all eligible NEOs, the Committee decided to make awards to each NEO with the same grant date fair value of LTI that he/she received for the 2014 annual LTI grant. The Committee also sought to retain the same design as the 2014 grant such that the award would be all equity-based, with 50% of the grant date fair value being in the form of RSUs with time-based vesting conditions and 50% of the grant date fair value being in the form of PSUs subject to risk of forfeiture if pre-defined, multi-year performance objectives were not achieved.  However, the Committee determined that, in light of the Company's lowering of its financial guidance in June 2015 and the absence of a permanent CEO, setting appropriate multi-year performance targets for PSUs that would be fair and reasonable for participants as well as stockholders was not feasible.  Therefore, the Committee, based on the recommendation of management, decided to award only the RSU portion of the grant at that time.  As a result, eligible NEOs received 50% of the target grant date fair value they would have otherwise received if the grant had contained both RSUs and PSUs.  The following table sets forth the annual equity awards granted to the NEOs in July 2015.

Name	RSUs (1)	PSUs	Total Value of LTI Grant at Target

Donato Tramuto (2) (3)	n/a	n/a	$-
Alfred Lumsdaine	35,624	-	$425,000
Mary Flipse	20,956	-	$250,000
Sid Stolz (2) (3)	n/a	n/a	$-
Glenn Hargreaves	14,669	-	$175,000
Ben R. Leedle, Jr. (4)	-	-	$-
Michael Farris (5)	n/a	n/a	n/a

(1)	Indicated RSUs vest 25% per year on each of the first four anniversaries of the grant date.
(2)	The equity grants made to Mr. Tramuto and his direct reports in late 2015 are compensation for fiscal years 2016 through 2018 and are set forth in the immediately following table.
(3)	Messrs. Tramuto and Stolz were not eligible to participate in the 2015 LTI program due to hire date.
(4)	Mr. Leedle left the Company prior to the 2015 annual LTI grant.
(5)	As previously noted, Mr. Farris was not eligible for the standard LTI program due to separate incentive awards described on page 42.

Prior to the annual LTI grant in July 2015, the Committee also approved a one-time equity grant of RSUs in May 2015 for Mr. Lumsdaine and Ms. Flipse with a grant date fair value of $325,000 and $200,000, respectively, each of which vests in full on the first anniversary of the grant date to reflect certain increased responsibilities assumed by the remaining NEOs following the departure of our former CEO and to encourage their retention throughout the CEO search process and beyond.

In addition, as part of the annual LTI grant awarded to our directors, Mr. Tramuto, prior to becoming the Company's President and CEO, received an equity award in May 2015 of 6,203 RSUs in his role as Chairman of the Board having a grant date fair value of approximately $100,000 and vesting in four equal annual installments on each of the first four anniversaries of the grant date.

"Front-Loaded" Equity Awards Granted in 2015 as Compensation for Fiscal Years 2016-2018

The following table sets forth the three-year "front-loaded" equity awards granted to Mr. Lumsdaine and Ms. Flipse in September 2015, Mr. Stolz in October 2015, and Mr. Tramuto in November 2015.  As previously noted, these awards were granted as compensation for fiscal years 2016 through 2018.
Name	RSUs (1)	MSUs (2)	Total Value of LTI Grant at Target	Annualized Value of LTI Grant at Target

Donato Tramuto	250,000	250,000	$4,445,000	$1,481,667
Alfred Lumsdaine	75,000	75,000	$1,473,000	$491,000
Mary Flipse	33,000	33,000	$648,120	$216,040
Sid Stolz	68,531	101,330	$1,197,712	$399,237

(1)	Indicated RSUs vest in three equal annual installments over three years.
(2)
Represents number of awards at target.  MSUs vest at the end of three years only if compounded annual TSR over the three-year vesting period equals at least 15% (target).  NEOs may earn more than the target number of shares if compounded annual TSR exceeds 15%, as shown in the table below.

In addition to the equity awards set forth above, Mr. Tramuto received a sign-on equity award of 32,051 RSUs that vest in three equal annual installments over three years and had a grant date fair value of $355,766.

TSR Goals for MSU Awards

The number of MSUs earned will be determined based on the compounded annual TSR of the Company's stock over the three-year period beginning on the grant date.  Compounded annual TSR will be calculated using a beginning price equal to $12.48.  The target MSU awards set forth in the table above will be multiplied by the applicable percentage set forth in the table below (rounded to the nearest full share), with earned amounts above the 15% and below the 30% thresholds and above the 30% and below the 45% thresholds listed below determined by the Committee using straight-line interpolation:

Compounded Annual TSR	Percentage of Target Award Earned

Less than 15%	0%
15%	100%
30%	140%
45% or more	180%

The table below summarizes the types of long-term incentives granted to the NEOs during 2015 and the objective for using each of the incentives to align the interests of the NEOs and the stockholders.

Incentive	Objective
RSUs	Encourage executive retention, align management and stockholder interests, and minimize stockholder dilution
MSUs	Reward creation of value for stockholders

Performance-Based Cash Awards – in Respect of 2013 - 2015

In 2013, the annual LTI grants for NEOs consisted of 50% equity and 50% performance-based cash awards.  These performance-based cash awards had three forward-looking one-year performance periods.  Therefore, although the Committee did not grant any performance-based cash awards to the NEOs in 2015, they had the potential to earn a portion of their 2013 performance-based cash awards during the 2015 performance period.  Each one-year performance period provided the NEO with the opportunity to earn up to one-third of the total amount granted, as illustrated below, provided that we achieved certain performance metrics approved annually by the Committee at the beginning of the year.  If performance metrics were not achieved in a given one-year performance period, the portion of the award attributable to that performance period was forfeited and could not be realized in a later performance period.  If the Company exceeded its performance metrics, the NEOs could receive awards in excess of such amounts, up to two times their target.  As part of the Company's retention strategy, awards earned do not vest and are not paid until the third anniversary of the grant date.

The table below illustrates that the 2015 performance period includes year three of the 2013 grant.

Performance-Based Cash Awards

	Portion Grant to be Measured in Each Performance Period
Year of Grant	2013	2014	2015

2013	33 1/3%	33 1/3%	33 1/3%

The performance metric for the 2015 performance period was adjusted pre-tax income (defined as pre-tax income excluding certain pre-defined costs, losses, and expenses, including but not limited to restructuring charges, impairment losses, and litigation settlements).  Specifically, the NEOs would begin earning performance-based cash awards for the 2015 performance period if adjusted pre-tax income for 2015 exceeded approximately $32 million.

Consistent with our pay-for-performance philosophy, the NEOs earned no performance-based cash awards for the 2015 performance period due to the Company not exceeding adjusted pre-tax income of approximately $32 million.

Name	Yr 3, 2013 Award Amount Earned

Donato Tramuto (1)	n/a
Alfred Lumsdaine	$0
Mary Flipse	$0
Sid Stolz (1)	n/a
Glenn Hargreaves	$0
Ben R. Leedle, Jr.	$0
Michael Farris (2)	n/a

(1)	Messrs. Tramuto and Stolz were not employed by the Company during 2013 when the award was granted.
(2)	Mr. Farris was not eligible for the standard LTI program due to separate incentive awards described below.

Incentive Awards for Mr. Farris

Under Mr. Farris' amended and restated employment agreement, he was eligible to earn:

o
Incentive compensation for 2015 based on growth in the Company's domestic net revenues (excluding pass through revenues, revenues from business combinations and the minority interest portion of any revenue from consolidated entities) in 2015 over 2014 ("Domestic Net Revenue Growth").  As Chief Commercial Officer, Mr. Farris' primary responsibility was to ensure that the Company achieved its revenue objective of 10%-15% compound annual growth over the next three to five years by developing a world-class sales and business development function.  This incentive award was designed to directly align Mr. Farris' interests with the achievement of this objective and was equal to 1% of the Domestic Net Revenue Growth.  In accordance with the terms of his amended and restated employment agreement, because Mr. Farris left the Company on November 1, 2015, the actual amount earned was calculated by comparing the period January through October 2015 to the period January through October 2014 and was equal to $396,892.

o
A cash retention bonus of $500,000 payable on or immediately before December 31, 2015, which was subject to partial forfeiture due to Mr. Farris' voluntary termination on November 1, 2015, such that Mr. Farris earned $416,667 of the bonus.  This bonus was awarded in lieu of an equity grant in 2015 to create an emphasis on cash-based incentives versus equity-based incentives given Mr. Farris' significant beneficial ownership of Company stock (340,432 shares valued at $6.8 million as of December 31, 2014).

In addition, in connection with the executive management changes in May 2015, Mr. Farris received an additional bonus opportunity of up to $500,000, which would become payable to Mr. Farris upon the successful achievement of certain revenue, profitability, and/or operational goals on or prior to December 29, 2015.  Specifically, Mr. Farris was eligible to earn $250,000 based on achievement of budgeted contribution margin for a specific customer for 2015 and ensuring a long-term renewal of the relationship with such customer.  The remaining $250,000 of the bonus opportunity was based on achievement of three out of four performance goals in respect of 2015, which performance goals were tied to customer-specific revenue and/or contribution margin, formation of a certain partnership, and consulting revenue related to the Dr. Dean Ornish Lifestyle Management Program TM.

Mr. Farris earned $250,000 of this $500,000 additional bonus opportunity based on the expected achievement of budgeted contribution margin for a specific customer for 2015 and ensuring a long-term renewal of the relationship with such customer.  While the terms of the award provided that Mr. Farris would only be eligible for such bonus opportunity if he remained continuously employed by the Company through December 29, 2015 (except for a termination without cause or for good reason, as defined in his employment agreement), the Committee determined that as of his departure date on November 1, 2015, Mr. Farris had achieved the operational and profitability goals that the award was designed to incentivize and chose to waive the continuing employment requirement in connection with the sale of our Navvis subsidiary to a company owned by Mr. Farris.

Stock Ownership and Retention Guidelines

Our stock ownership and retention guidelines require currently employed NEOs to maintain a minimum ownership in the Company's Common Stock calculated as a multiple of their base salary aligned with their job responsibility (at least 3.75 times base salary for Mr. Tramuto, 2 times base salary for Messrs. Lumsdaine and Stolz, 1.8 times base salary for Ms. Flipse, and 1.2 times salary for Mr. Hargreaves).  NEOs must retain 75% of the net number of shares acquired (after payment of exercise price, if any, and taxes) upon the exercise of all stock options and upon the vesting of all RSUs, PSUs, and MSUs granted until they achieve the required multiple of base salary.  All NEOs are currently in compliance with the guidelines.  NEOs who do not comply with the guidelines may not be eligible for future equity awards.

Retirement Plans

401(k) Plan

The Committee believes that an important aspect of attracting and retaining qualified individuals to serve as NEOs involves providing a means to save for retirement.  As part of the Company's Retirement Savings Plan (the "401(k) Plan"), which is based on a calendar year, the Company matches 52 cents of each dollar of a participant's voluntary salary contributions (up to a maximum of 6% of base salary).  The annual maximum participant voluntary salary contribution, which is established by the Internal Revenue Service, was $17,500 for 2013 and 2014 and $18,000 for 2015, plus a $6,000 "catch-up" contribution limit for those over 50 years old.  Approximately 29% of the Company's matching contribution with respect to 2013, 2014, and 2015 was in the form of shares of the Company's Common Stock (with respect to the 2016 plan year, all of the Company's matching contribution will be in cash).  Employees are credited with 20% vesting in Company contributions each year during their first five years of service such that after five years of service, employees are fully vested in all prior and future Company matching contributions to the 401(k) Plan.  These matching contributions are payable pursuant to the provisions of the 401(k) Plan.  All of the NEOs are eligible to participate in the 401(k) Plan.

Amended and Restated Corporate and Subsidiary Capital Accumulation Plan

The CAP is a nonqualified deferred compensation plan in which certain domestic employees and all of the NEOs are eligible to participate (except for Mr. Farris).  On behalf of CAP participants, the Company contributes (1) a mandatory contribution, which is a percentage of the participant's voluntary salary deferrals into the CAP, and (2) a discretionary contribution, which is earned if the Company achieves pre-established performance targets for the year.

For 2015, each CAP participant was eligible to voluntarily defer up to 10% of such participant's eligible base earnings.  The Company's mandatory contribution was 52 cents for each dollar of the participant's voluntary salary contributions up to a maximum of 6% of eligible base earnings; provided, however, that the aggregate of the Company's mandatory contribution under the CAP and the Company's matching contributions under the 401(k) Plan cannot exceed 52% of 6% of the participant's eligible base earnings for the year.

The Company's discretionary contribution may range between 0% and 10% of a participant's base earnings for 2015, depending on the Company's performance against pre-established performance targets.  For 2015, the Company's discretionary contribution began at adjusted domestic pre-tax income (domestic pre-tax income excluding LTI, bonus, and certain pre-defined costs, losses, and expenses, including but not limited to restructuring charges, impairment losses, and litigation settlements) of $40.7 million.  Based on 2015 actual adjusted pre-tax income, the Company did not make a discretionary contribution to the CAP for 2015.

The Company's contributions to the CAP vest equally over four years from the effective date of the contribution, and vested amounts are paid out upon the earliest of (1) one year following termination of employment, (2) one year following normal or early retirement, as defined in the 2014 Stock Plan, (3) 90 days following death or disability, or (4) a date selected prior to the beginning of each CAP year by the employee, but in no event will this selected date be earlier than four years from the beginning of the CAP year.  In certain instances, payments upon termination of service may be delayed six months pursuant to Section 409A of the Code.  For 2015, CAP account balances earned interest at 3.45%.  The CAP is not funded and is carried as an unsecured obligation of the Company.

Severance and Change in Control Benefits

The Committee believes that reasonable severance and change in control benefits are necessary in order to recruit and retain effective senior managers.  These severance benefits reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time and are a product of a generally competitive recruiting environment within our industry.  The Committee also believes that a change in control arrangement provides an appropriate level of security to an executive that will likely reduce the reluctance of that executive to pursue a change in control transaction that could be in the best interests of our stockholders.  Although the Committee independently reviews the potential severance and change in control payments in light of their reasonableness as part of negotiating employment agreements with our executive officers, the Committee typically does not consider the value of potential severance and change in control payments when assessing annual compensation because severance payments as a result of a change of control are contingent in nature and have primary purposes unrelated to ordinary compensation.  For a detailed discussion of potential severance and change in control benefits as well as an estimate of the amounts that would have been payable had they been triggered as of the end of 2015, see "Potential Payments Upon Termination or Change in Control of the Company," beginning on page 62.

Perquisites and Other Benefits

NEOs are eligible for benefits generally available to and on the same terms as the Company's employees who are categorized as exempt for purposes of the Fair Labor Standards Act.  Those benefits include health, disability, dental and life insurance. Additionally, in 2015, the Company paid: (i) legal fees on behalf of Messrs. Leedle and Tramuto; (ii) a gross-up on health insurance premiums to Mr. Leedle; and (iii) temporary housing expenses on behalf of Mr. Tramuto. These payments are discussed in the footnotes to the Summary Compensation Table on page 48.

Tax Deductibility of Compensation

Section 162(m) limits the Company's ability to deduct on its tax return compensation over $1.0 million to the NEOs, other than the CFO, serving at the end of the year unless, in general, the compensation is paid pursuant to a plan that is performance-related, non-discretionary, and approved by the Company's stockholders. The Committee considered the impact of Section 162(m) in setting compensation for 2015 consistent with the Company's compensation philosophy and objectives.  Because the Committee believes that stockholder interests are best served if it retains discretion and flexibility in awarding compensation to our NEOs, even where the compensation paid under such programs may not be fully deductible, the Committee reserves the authority to award compensation that may not be deductible, in whole or in part, as a result of Section 162(m) as deemed appropriate. For instance, the MSUs that were granted to Mr. Stolz as inducement awards in accordance with NASDAQ Stock Market Rule 5636(c)(4) (which are discussed under the heading "'Front-Loaded' Equity Awards Granted in 2015 as Compensation for Fiscal Years 2016-2018") will not satisfy the requirements of "qualified performance-based compensation" under Section 162(m) because the awards were not made pursuant to a stockholder-approved plan. The Committee may approve other compensation arrangements that are outside the deductibility limitations of Section 162(m). Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, the Company cannot assure that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

Compensation Decisions for 2016

Due to the changes in the Company's executive leadership and financial guidance, as well as the Restructuring and Cost Rationalization Plan, some of the compensation decisions made by the Committee in 2015 generally differed from our historical practices.  For 2016 and beyond, the Committee remains committed to designing an executive compensation program that is performance-based, competitive, and clear in its design and objectives, and that aligns the interests of management with those of the Company's stockholders. The Committee will continue to evaluate the executive compensation program each year in light of market competitiveness and new facts and circumstances to ensure that our executive compensation strategies are aligned with our pay-for-performance compensation philosophy and our business objectives.

In early 2016, Cook & Co. refined the 2015 Peer Group by removing two companies, Bio-Reference Laboratories and Skilled Healthcare, each of whom were acquired during 2015.  Our 2016 peer group consists of the following companies (the "2016 Peer Group"), whose compensation levels were used as competitive comparisons when reviewing our NEO compensation for 2016.  The median revenue for the latest four quarters and the median market capitalization as of December 31, 2015 for companies in our 2016 Peer Group were $772 million and $1.1 million, respectively.

Advisory Board	CorVel	MedAssets
Air Methods	Ensign Group	National Healthcare
Alliance Healthcare Services	ExamWorks Group	Omnicell
Amedisys	Hanger Orthopedic	Providence Service Corp
AMN Healthcare Services	IPC The Hospitalist Company	Quality Systems
BioScrip	LHC Group	WebMD Health

Following is a summary of compensation decisions with respect to the NEOs for 2016:

Base Salaries

In establishing base salaries for 2016, the Committee considered each NEO's performance and responsibilities, CEO recommendations, internal pay equity, pay relative to the market, and date of the last salary increase.  The Committee determined that there would be no base salary increases for Messrs. Tramuto and Stolz for 2016 and that there would be merit increases (effective February 2016) given to Messrs. Lumsdaine and Hargreaves and Ms. Flipse based on their performance in 2015.

Annualized Base Salary ($000s)

Name	2016 Base Salary	2015 Base Salary (at end of year)	Percentage Increase	Date of Previous Increase

Donato Tramuto	$850	$850	0%	11/2015
Alfred Lumsdaine	$430	$415	3.5%	07/2014
Mary Flipse	$335	$325	3.0%	02/2015
Sid Stolz	$410	$410	0%	10/2015
Glenn Hargreaves	$288	$278	3.5%	02/2015

Short-Term Incentive Award Targets

There were no changes to any of the NEOs' individual short-term incentive targets from the levels established at the end of 2015.  The NEOs' potential award payouts are capped at 167% of the target award amount.

Short-Term Incentive Targets for 2016 (as a percentage of base salary)

Name	Short-term Incentive

Donato Tramuto	100%
Alfred Lumsdaine	55%
Mary Flipse	50%
Sid Stolz	55%
Glenn Hargreaves	45%

Short-Term Cash Incentive Performance Measure

The performance metric for short-term cash incentive awards for 2016 is adjusted EBITDA less capital expenditures, which will be used as the metric for both earning and funding short-term cash incentive awards.  The Committee believes that adjusted EBITDA less capital expenditures provides a specific measure of operating and financial performance and aligns our executives with our short-term business goals for EBITDA growth.

Long-Term Incentive Grants

All of these NEOs except for Mr. Hargreaves received "front-loaded" LTI grants in late 2015 as compensation for fiscal years 2016 through 2018. The value of Mr. Hargreaves' equity award for 2016 was based on his internal salary grade, internal pay equity, and competitive considerations, and consisted of 50% RSUs and 50% MSUs having a TSR goal.

Compensation Committee Report

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed for any purpose, including for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section, or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Form 10-K.

Respectfully submitted,

Conan J. Laughlin, Chairman
Mary Jane England, M.D.
Bradley S. Karro
William D. Novelli
Alison Taunton-Rigby, Ph.D.

Compensation Committee Interlocks and Insider Participation

During 2015, the Committee was composed of Drs. England and Taunton-Rigby and Messrs. Novelli and Karro for the entire year, Mr. Laughlin from the Company's 2015 Annual Meeting of Stockholders through the end of the year, and Mr. Wills from January 1 through November 1, 2015 (at which time he became Chairman of the Board).  None of these persons has at any time been an officer or employee of the Company or any of the Company's subsidiaries.  In addition, there are no relationships among the Company's executive officers, members of the Committee or entities whose executives serve on the Board or the Committee that require disclosure under applicable Commission regulations.

Summary Compensation Table

The following table provides information regarding compensation to our NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Stock Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
				(1)	(2)	(3)	(4)	(5)
Donato Tramuto Chief Executive Officer	2015	$130,769	$1,250,000 (6)	$4,900,758 (7),(8)	$--	$--	$--	$258,543 (9)	$6,540,070
Alfred Lumsdaine Executive Vice President and Chief Financial and Administrative Officer	2015 2014 2013	$524,365 $398,731 $378,269	$-- $-- $--	$2,222,990 (8) $893,493 $146,297	$-- $-- $238,699	$-- $16,228 $--	$-- $-- $878	$19,433 $54,732 $13,802	$2,766,788 $1,363,184 $777,945
Mary Flipse Senior Vice President, Chief Legal Officer and General Counsel	2015 2014 2013	$319,862 $277,803 $256,538	$-- $-- $--	$1,098,126 (8) $367,915 $58,712	$-- $-- $95,787	$-- $9,251 $--	$-- $-- $423	$1,708 $37,922 $9,360	$1,419,696 $692,891 $420,820
Sid Stolz President, Network Solutions	2015	$69,385	$--	$1,197,712 (8),(10)	$--	$--	$--	$2,478	$1,269,575
Glenn Hargreaves Senior Vice President, Chief Accounting Officer	2015 2014 2013	$275,564 $257,500 $256,538	$-- $-- $--	$175,001 $367,915 $58,712	$-- $-- $95,787	$-- $8,575 $--	$-- $-- $927	$10,371 $35,140 $9,360	$460,936 $669,130 $421,324
Ben R. Leedle, Jr. Former President and Chief Executive Officer	2015 2014 2013	$274,000 $712,400 $712,400	$-- $-- $--	$-- $1,576,742 $507,588	$-- $-- $828,163	$-- $36,902 $--	$-- $-- $7,983	$3,750,441 (11) $245,459 $27,467	$4,024,441 $2,571,503 $2,083,601
Michael Farris Former EVP, Chief Commercial Officer	2015 2014 2013	$592,308 $700,000 $700,000	$416,667 (12) $-- $--	$-- $-- $--	$-- $-- $--	$646,892 (13) $202,540 $--	$-- $-- $--	$3,696 $12,480 $10,810	$1,659,563 $915,020 $710,810

(1)
Reflects the aggregate grant date fair value of stock awards granted during the respective period calculated in accordance with FASB ASC Topic 718. In 2015, stock awards for each NEO other than Messrs. Hargreaves, Leedle and Farris include the aggregate compensation cost to be recognized for the MSU awards assuming 100% of target shares would be earned at the end of the three-year performance period. Assuming the highest level of performance conditions will be achieved, the value of the award at the grant date (i.e., the maximum potential shares multiplied by the fair value per share on the grant date) for each of our NEOs who received MSUs is as follows: Mr. Tramuto ($3,006,000); Mr. Lumsdaine ($1,048,950); Ms. Flipse ($461,538); and Mr. Stolz ($921,090).  In 2014, stock awards were consistent with our estimate of the aggregate compensation cost to be recognized for performance-based stock awards assuming 125% of target shares (the maximum payout) would be earned. For additional detail regarding the assumptions used in the calculation of these fair value amounts, see Note 12 to our audited financial statements for the fiscal year ended December 31, 2015, included in the Form 10-K filed with the Commission on March 4, 2016.

(2)
Reflects the aggregate grant date fair value of stock option awards granted during the respective period calculated in accordance with FASB ASC Topic 718. No stock options were granted to the NEOs in 2015 or 2014. For additional detail regarding the assumptions used in the calculation of the 2013 fair value amounts, see Note 12 to our audited financial statements for the fiscal year ended December 31, 2015, included in the Form 10-K filed with the Commission on March 4, 2016.

(3)
For all NEOs except Mr. Tramuto, Mr. Stolz and Mr. Farris (see footnotes (12) and (13) below), non-equity incentive plan compensation includes short-term cash incentive awards and performance-based cash awards.  For 2015, the NEOs (except for Mr. Tramuto, Mr. Stolz and Mr. Farris), were eligible to begin earning short-term cash incentive awards when the Company exceeded adjusted EBITDA of $88.7 million.  Due to the Company not meeting the adjusted EBITDA target for 2015, no amounts were earned by the NEOs under the short-term cash incentive program.  For 2014, the NEOs (except for Mr. Farris) were eligible to begin earning short-term cash incentive awards when the Company exceeded adjusted EBITDA of $76.5 million.  Based on total company adjusted EBITDA (before accruing the short-term incentive award described herein) for 2014 of $80.6 million, the NEOs earned 7.4% of their target short-term cash incentive awards for 2014.  Had our performance materially exceeded the target and the NEOs met their individual goals and objectives, the NEOs could have earned up to 200% of their target award amounts.

The NEOs (except for Mr. Farris) did not earn any performance-based cash awards during 2015 or 2014 due to the Company not meeting or exceeding established targets. See "Compensation Discussion and Analysis" for further detail regarding 2015 targets.  Neither the short-term cash incentive awards nor the performance-based cash awards were earned for 2013 due to the Company not meeting or exceeding established targets.

(4)
The amounts in this column represent the above-market portion of the NEOs' earnings in the CAP.  CAP account balances earned daily compound interest of 4.25% per annum during 2013, and such rate was set by the Committee in November 2012.  The amounts shown in the table are equal to the excess of actual interest earned in the CAP by the NEO during 2013 over the interest that would have been earned using 120% of the applicable federal long-term rate with monthly compounding as of November 2012. There were no above-market portions of the NEOs' earnings in the CAP for 2014 or 2015.

(5)
The amounts in this column reflect Company contributions to the 401(k) Plan and the CAP (see below), reimbursement for spousal travel, insurance premiums we paid with respect to life insurance for the benefit of the NEO, and certain additional items for Messrs. Tramuto and Leedle (see footnotes (9) and (11), respectively, below).

With regard to the CAP, it includes Company mandatory matching contributions earned by the NEO during the fiscal year on his or her deferrals to the CAP during that time, as well as discretionary contributions made to the CAP by the Company on behalf of the NEO for that fiscal year's financial performance.

Based on 2015 actual adjusted pre-tax income, the NEOs did not earn any discretionary contributions under the CAP due to the Company not meeting or exceeding established targets.

For 2014, the Company's discretionary contribution to the CAP began at adjusted gross domestic EPS (domestic EPS excluding LTI, bonus, and legal settlement charges) of $0.365.  Based on 2014 adjusted gross domestic EPS of $0.37, the Company made a discretionary contribution to the CAP equal to 10% of each eligible NEO's base earnings.  The amounts were as follows: Mr. Leedle ($71,240); Mr. Lumsdaine ($39,873); Ms. Flipse ($27,780); and Mr. Hargreaves ($25,750).

Based on Domestic EPS for 2013, the NEOs did not earn any discretionary contributions under the CAP due to the Company not meeting or exceeding established targets.

The table does not include medical benefits coverage and disability insurance that are offered through programs available to substantially all of our salaried employees.

For additional benefits received or receivable by Messrs. Leedle and Farris in connection with the termination of each of their employment with the Company, see "Potential Payments Upon Termination or Change in Control of the Company," beginning on page 62.

(6)
Reflects the cash inducement award Mr. Tramuto received as consideration for foregone incentives with his previous employer, which is subject to recoupment from Mr. Tramuto in declining amounts inversely proportional to his length of employment in the event that he voluntarily terminates his employment with the Company other than for "good reason" or the Company terminates his employment for "cause," in each case, prior to August 31, 2016 and as defined in the CEO Employment Agreement.

(7)	Includes a grant of RSUs with a grant date fair value of $99,992 awarded to Mr. Tramuto as non-employee director compensation prior to his appointment as President and CEO.

(8)
Includes "front-loaded" equity awards granted as compensation for fiscal years 2016 through 2018. The amounts were as follows: Mr. Tramuto ($4,445,000); Mr. Lumsdaine ($1,473,000); Mr. Stolz ($1,197,712); and Ms. Flipse ($648,120). Also, includes a sign-on equity award for Mr. Tramuto of 32,051 RSUs with a grant date fair value of $355,766, and one-time RSU awards granted to Mr. Lumsdaine and Ms. Flipse in May 2015 with a grant date fair value of $325,000 and $200,000, respectively.

(9)
Includes $166,667 in cash paid in connection with serving as Chairman of the Board prior to Mr. Tramuto's appointment as the Company's CEO on November 1, 2015, $58,818 in reimbursements for temporary housing costs (including a tax gross-up in the amount of $34,673 for such benefits), and $29,217 of legal fees paid by the Company on behalf of Mr. Tramuto.

(10)	Awards were issued to Mr. Stolz outside of the 2014 Stock Plan as inducement awards in accordance with NASDAQ Stock Market Rule 5635(c)(4).

(11)
Includes cash severance of $1,781,000 to be paid over a 30-month period following the date of termination, legal fees of $101,878 paid by the Company on behalf of Mr. Leedle, estimated continuation of health insurance costs to be paid over a 24-month period following the date of termination grossed up for the Company's portion of premiums deemed to be discriminatory under Section 105(h) of the Code totaling $33,119, which gross-up of health insurance premiums will be made as a one-time, limited accommodation for Mr. Leedle in connection with his departure from the Company, and the aggregate purchase price of $1,833,410 paid to Mr. Leedle in connection with the Company's repurchase, pursuant to the terms of the Leedle Separation Agreement (as defined under the heading, "Separation Agreements" beginning on page 60), of 106,408 shares of Common Stock at $17.23 per share (which was the closing price of the Common Stock on Mr. Leedle's separation date, as reported on NASDAQ).

(12)	Reflects Mr. Farris's cash retention bonus described on page 42.

(13)
Includes an incentive bonus of $250,000 earned by Mr. Farris based on the expected achievement of budgeted contribution margin for a specific customer for 2015 and ensuring a long-term renewal of the relationship with such customer, and short-term incentives of $396,892 earned by Mr. Farris based on Domestic Net Revenue Growth for 2015.

Grants of Plan-Based Awards in 2015

The following table sets forth the plan-based awards granted to the Company's NEOs during 2015.

Name	Grant Type (1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
			Thresh- old ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
						(4)	(4)	(4)	(4)	(5)
Donato Tramuto	RSU	5/19/15							6,203	$99,992
Donato Tramuto	RSU	11/2/15							32,051	$355,766
Donato Tramuto	RSU	11/2/15							250,000	$2,775,000
Donato Tramuto	MSU	11/2/15				--	250,000	450,000		$1,670,000
Alfred Lumsdaine	STC		$--	$288,401	$576,802
Alfred Lumsdaine	RSU	5/19/15							20,161	$324,995
Alfred Lumsdaine	RSU	7/1/15							35,264	$424,994
Alfred Lumsdaine	RSU	9/24/15							75,000	$890,250
Alfred Lumsdaine	MSU	9/24/15				--	75,000	135,000		$582,750
Mary Flipse	STC		$--	$158,468	$316,937
Mary Flipse	RSU	5/19/15							12,407	$200,001
Mary Flipse	RSU	7/1/15							20,956	$250,005
Mary Flipse	RSU	9/24/15							33,000	$391,710
Mary Flipse	MSU	9/24/15				--	33,000	59,400		$256,410
Sid Stolz	RSU	10/27/15							68,531	$685,995
Sid Stolz	MSU	10/27/15				--	101,330	182,394		$511,717
Glenn Hargreaves	STC		$--	$124,004	$248,008
Glenn Hargreaves	RSU	7/1/15							14,669	$175,001

Name	Grant Type (1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
			Thresh- old ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
						(4)	(4)	(4)	(4)	(5)
Ben R. Leedle, Jr.	STC		$--	$191,800	$383,600
Michael Farris	IA		$--	$500,000 (7)	$500,000

(1)	STC: Represents cash awards under the short-term cash incentive program discussed in footnote (6) below.
RSU: Other than the inducement awards to Mr. Stolz (see footnote (4) below), represents RSUs granted under the 2014 Stock Plan.
MSU: Other than the inducement awards to Mr. Stolz (see footnote (4) below), represents MSUs granted under the 2014 Stock Plan.
IA: Represents the incentive award for Mr. Farris discussed in footnote (7) below.

(2)
Non-equity incentive plan awards include short-term cash incentive awards and the incentive award for Mr. Farris described in footnote (7) below.  These columns set forth the target and maximum payouts for performance under these awards.  As described in the section titled "Short-term Cash Incentives" in the "Compensation Discussion and Analysis", potential bonus payouts range from 0% to 200% of target.  No threshold amounts are reflected in the table above because the NEOs are not entitled to receive any portion of the short-term cash incentive awards if the target performance level is not achieved. Due to the Company not meeting the adjusted EBITDA target for 2015, no amounts were earned by the NEOs under the short-term cash incentive program. The incentive award for Mr. Farris is described in footnote (7) below.

(3)
Equity incentive plan awards include MSUs that vest at the end of three years only upon the achievement of certain compounded annual TSR goals over the three-year period. If annualized TSR for the three year performance period exceeds 45%, the NEOs can earn additional shares of Common Stock equal to 180% of the target shares. Accordingly, the amounts shown in the "Maximum" column above reflect 180% of the target shares.  No threshold amounts are reflected in the table above because the NEOs are not entitled to receive any shares of Common Stock at the end of the performance period if TSR performance falls below the target level.

(4)
Except for the MSUs and RSUs granted to Mr. Stolz, which were granted outside of the 2014 Stock Plan as inducement awards in accordance with NASDAQ Stock Market Rule 5635(c)(4), all awards were granted under the 2014 Stock Plan. The RSUs granted on May 19, 2015 to Mr. Tramuto were awarded as director compensation prior to Mr. Tramuto's appointment as the Company's CEO on November 1, 2015.

(5)
These amounts represent the aggregate grant date fair value of these awards calculated in accordance with FASB ASC Topic 718.  For the MSUs, the grant date fair value assumes the target payout will be achieved.  These amounts are reflected in the Summary Compensation Table in the "Stock Awards" column.

(6)
Under the 2015 short-term cash incentive program, Mr. Tramuto was eligible to receive an award up to 100% of his base earnings, Mr. Lumsdaine was eligible to receive an award up to 55% of his base earnings, Ms. Flipse was eligible to receive an award up to 50% of her base earnings, Mr. Hargreaves was eligible to receive an award up to 45% of his base earnings, and Mr. Leedle was eligible to receive an award up to 70% of his base earnings. For 2015, these short-term cash incentive awards were based upon a comparison of our actual adjusted EBITDA to our targeted adjusted EBITDA of $88.7 million, as such targeted adjusted EBITDA was set by the Compensation Committee.  Had our performance exceeded our targeted adjusted EBITDA, awards to NEOs could have exceeded the percentages set forth above, with the maximum award amounts for the NEOs capped at 200% of their targeted award amount.  Due to the Company not meeting the adjusted EBITDA target for 2015, no amounts were earned by the NEOs under the short-term cash incentive program.

(7)
Represents the additional bonus opportunity of up to $500,000 awarded to Mr. Farris in May 2015 in connection with the executive management changes described in "Compensation Discussion and Analysis," which was based on the achievement of certain revenue, profitability and operational goals. No threshold amount is reflected in the table above, as Mr. Farris was only entitled to receive a payout of $250,000 or $500,000, with each payout level triggered by the achievement of a sub-set of these goals. In addition to the amounts reported in the table above, Mr. Farris was entitled to receive incentive compensation for 2015 based on Domestic Net Revenue Growth, as discussed in "Compensation Discussion and Analysis" on page 42. This incentive award entitled Mr. Farris to earn a cash payment equal to 1% of Domestic Net Revenue Growth, and did not include any threshold, target or maximum payout amounts.

Compensation Programs for Fiscal 2015

     As reflected in the above Summary Compensation Table and Grants of Plan-Based Awards Table, the primary components of our 2015 executive compensation program were base salary, short-term cash incentive compensation, equity awards, including MSUs, and awards under retirement plans.  For a detailed discussion of each of these components, see "Compensation Discussion and Analysis" beginning on page 25.

Outstanding Equity Awards at Fiscal Year-End

The following tables provide information with respect to outstanding stock options, RSUs and MSUs held by the NEOs as of December 31, 2015.

STOCK OPTION AWARDS
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Donato Tramuto	5/30/13 6/26/14	7,500 1,374	7,500 (1) 4,123 (1)	$13.94 16.71	5/30/23 6/26/24
Alfred Lumsdaine	2/12/09 2/24/10 12/2/10 2/21/12 2/28/13	21,012 13,100 45,000 26,775 16,905	-- -- 30,000 (2) 8,926 (1) 16,906 (1)	$11.57 15.44 9.96 7.47 12.85	2/12/19 2/24/20 12/2/20 2/21/22 2/28/23
Mary Flipse	7/19/12 2/28/13	7,500 6,784	2,500 (1) 6,784 (1)	$9.29 12.85	7/19/22 2/28/23
Sid Stolz	--	--	--	--	--
Glenn Hargreaves	2/12/09 2/24/10 12/2/10 2/21/12 7/19/12 2/28/13	6,621 3,259 22,500 9,268 3,750 6,784	-- -- 15,000 (2) 3,090 (1) 1,250 (1) 6,784 (1)	$11.57 15.44 9.96 7.47 9.29 12.85	2/12/19 2/24/20 12/2/20 2/21/22 7/19/22 2/28/23
Ben R. Leedle, Jr.	--	--	--	--	--
Michael Farris	--	--	--	--	--

(1)	Award vests 25% per year on each of the first four anniversaries of the grant date.

(2)	Award vests 30% on the second anniversary of the grant date, 30% on the fourth anniversary of the grant date, and 40% on the sixth anniversary of the grant date.

Stock options granted as part of the Company's long-term incentive program have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and typically vest 25% per year on each of the first four anniversaries of the grant date.  MSUs granted as a part of the Company's long-term incentive program vest at the end of three years only upon the achievement of certain compounded annual TSR goals over the three-year period. These "front-loaded" awards were granted as compensation for fiscal years 2016 through 2018.

	STOCK AWARDS
Name	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
			(9)		(11)
Donato Tramuto	6/26/14 5/19/15 11/2/15 11/2/15 11/2/15	2,244 (3) 6,203 (3) 32,051 (4) 250,000 (4)	$28,880 79,833 412,496 3,217,500	250,000 (10)	$3,217,500
Alfred Lumsdaine	12/2/10 2/21/12 2/28/13 6/26/14 5/19/15 7/1/15 9/24/15 9/24/15	25,000 (5) 4,895 (3) 5,693 (3) 19,076 (3) 20,161 (6) 35,624 (3) 75,000 (7)	$321,750 62,999 73,269 245,508 259,472 458,481 965,250	75,000 (10)	$965,250
Mary Flipse	7/19/12 2/28/13 6/26/14 5/19/15 7/1/15 9/24/15 9/24/15	2,500 (3) 2,285 (3) 7,855 (3) 12,407 (6) 20,956 (3) 33,000 (7)	$32,175 29,408 101,094 159,678 269,704 424,710	33,000 (10)	$424,710
Sid Stolz	10/27/15 10/27/15	68,531 (8)	$881,994	101,330 (10)	$1,304,117
Glenn Hargreaves	12/2/10 2/21/12 7/19/12 2/28/13 6/26/14 7/1/15	12,500 (5) 1,695 (3) 1,250 (3) 2,285 (3) 7,855 (3) 14,669 (3)	$160,875 21,815 16,088 29,408 101,094 188,790

Ben R. Leedle, Jr.	--	--	--
Michael Farris	--	--	--

(3)	RSU award vests 25% per year on each of the first four anniversaries of the grant date.

(4)	RSU award vests 33% on November 2, 2016, 33% on November 2, 2017 and 34% on November 2, 2018.

(5)	RSU award vests on the sixth anniversary of the date of grant.

(6)	RSU award vests on the first anniversary of the grant date.

(7)	RSU award vests 33% on September 23, 2016, 33% on September 22, 2017 and 34% on September 24, 2018.

(8)	RSU award vests 33% on October 27, 2016, 33% on October 27, 2017 and 34% on October 26, 2018.

(9)	Market value was calculated by multiplying the number of RSUs in the previous column that have not vested as of December 31, 2015 times the closing price of the Common Stock on December 31, 2015.

(10)
Award represents the target MSUs granted under the 2014 Stock Plan (except for Mr. Stolz's awards granted as inducement awards in accordance with NASDAQ Stock Market Rule 5636(c)(4)). Award vests at the end of three years only upon the achievement of certain compounded annual TSR goals over the three-year period.

(11)	Market value was calculated by multiplying the number of MSUs in the previous column that have not vested as of December 31, 2015 times the closing price of the Common Stock on December 31, 2015.

Option Exercises and Stock Vested in 2015

The following table provides information regarding the vesting of RSUs and stock options exercised by our NEOs during 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Donato Tramuto	--	$--	--	$--
Alfred Lumsdaine	--	--	14,098	245,723
Mary Flipse			6,260	89,290
Sid Stolz	--	--	--	--
Glenn Hargreaves	--	--	6,704	109,418
Ben R. Leedle, Jr.	758,424 (2)	4,239,676	123,961 (1)	2,321,757
Michael Farris	--	--	--	--

(1)	The vesting of outstanding stock awards was accelerated to May 15, 2015 in connection with Mr. Leedle's departure from the Company.

(2)
Mr. Leedle elected to net exercise (net of the applicable exercise price and tax withholding) his options to purchase 608,424 of the 758,424 shares of Common Stock reported in the table above; the exercise price for his options to purchase the remaining 150,000 shares of Common Stock reported in the table above was paid by Mr. Leedle through the subsequent open market sale of the shares underlying these options. Following this net exercise, Mr. Leedle received 120,304 shares of Common Stock. Pursuant to the terms of the Leedle Separation Agreement, the Company repurchased 106,408 shares of Common Stock from Mr. Leedle at $17.23 per share (which was the closing price of the Common Stock on Mr. Leedle's separation date) as reported on NASDAQ, for an aggregate purchase price of $1,833,410.

Nonqualified Deferred Compensation in 2015

Our CAP is a nonqualified deferred compensation plan in which certain domestic employees and all of the NEOs were eligible to participate (except for Mr. Farris) and were eligible to defer up to 10% of their eligible base earnings during 2015.  For a further discussion of the CAP, please see page 43.

The following table shows the activity in the CAP for each NEO for 2015 as well as the ending balance as of December 31, 2015.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)
	(1)	(2)	(3)
Donato Tramuto	$5,885	$3,077	$3	$--	$ 8,965
Alfred Lumsdaine	$16,210	$8,477	$2,528	$10,249	$102,207 (5)
Mary Flipse	$--	$--	$3,441	$--	$109,547 (5)
Sid Stolz	$3,312	$618	$2	$--	$3,932
Glenn Hargreaves	$14,273	$642	$3,096	$13,140	$105,735 (5)
Ben R. Leedle, Jr.	$30,140	$--	$18,372	$98,934	$568,625 (4)
Michael Farris (6)	$--	$--	$--	$--	$--

(1)	These amounts are included in the Summary Compensation Table in the "Salary" column for 2015.

(2)
These amounts were contributed to the CAP in 2016 but are attributable to 2015.  Such amounts are included in the Summary Compensation Table in the "All Other Compensation" column for 2015.  The Company's contributions to the CAP vest equally over four years from the effective date of the contribution.

(3)	Amounts represent the NEO's earnings during the period on balances in the CAP.

(4)
Excluding $30,140 reported in the Summary Compensation Table for 2015, the majority of this amount includes amounts previously reported in summary compensation tables contained in the Company's prior proxy statements as compensation to Mr. Leedle. Pursuant to the terms of the CAP,  Mr. Leedle's CAP balance will be paid in a lump sum on the one-year anniversary of the date of his separation from the Company.

(5)
Includes amounts previously reported in summary compensation tables contained in the Company's prior proxy statements as compensation to Mr. Lumsdaine ($82,223), Ms. Flipse ($102,309) and Mr. Hargreaves ($20,863).

(6)	As noted above, Mr. Farris is not eligible to participate in the CAP.

Employment Agreements

Mr. Tramuto's employment agreement was executed effective August 3, 2015 and is described under "Compensation Discussion and Analysis" on page 25.  Mr. Stolz's employment agreement was executed effective October 27, 2015 and is described under "Compensation Discussion and Analysis" on page 25. The remaining NEOs who are currently employed executed employment agreements with the Company effective on the following dates:

•	Mr. Lumsdaine (amended and restated) – November 30, 2012
•	Ms. Flipse – July 29, 2012
•	Mr. Hargreaves – July 29, 2012

Collectively, the agreements with each of the NEOs who are currently employed by the Company (the "Current NEOs") are referred to as the "NEO Employment Agreements".  The NEO Employment Agreements each have a continuous term of two years, except for (i) the CEO Employment Agreement, which continues through December 31, 2018 and will automatically renew for successive one-year periods thereafter, unless either party gives written notice to the other party of its intention not to renew the CEO Employment Agreement at least 90 days prior to the end of the then current term and (ii) the Stolz Employment Agreement, which provides for an initial term of two years, after which time his employment will have no fixed term.

Each NEO Employment Agreement provides for an annual base salary as well as participation in all applicable benefit plans maintained by the Company.  Base salary payable under the employment agreements of each of Messrs. Tramuto, Lumsdaine, and Hargreaves and Ms. Flipse is subject to annual review and may be increased by the Board, or a committee thereof, as it may deem advisable.  The NEO Employment Agreements generally provide for the participation of each NEO in short-term and long-term incentive awards, if any, as determined by the Board, or a committee thereof comprised solely of independent directors, except that Mr. Tramuto's employment agreement does not contemplate any long-term incentive awards other than the "front-loaded" and sign-on equity awards described under "Compensation Discussion and Analysis" on page 39.  The NEO Employment Agreements also provide for potential severance and change of control benefits, which are discussed in detail under "Potential Payments Upon Termination or Change in Control of the Company" below.

Separation Agreements

Messrs. Leedle and Farris left the Company in May 2015 and November 2015, respectively, and executed separation agreements with the Company effective May 15, 2015 and November 1, 2015, respectively.

The separation agreement with Mr. Leedle (the "Leedle Separation Agreement") confirms that Mr. Leedle was entitled to receive the following in connection with his separation from the Company, each of which was provided for under the terms of his employment agreement and/or Mr. Leedle's applicable existing award agreements in the event of a termination without cause:

•	All accrued and unpaid base salary and accrued group medical and life insurance benefits through his separation date;

•	A pro-rated portion of any payments to which Mr. Leedle would otherwise become entitled pursuant to the Company's 2015 short-term cash incentive program, as determined after the end of the 2015 fiscal year and payable in accordance with the terms of such program;

•	Severance in the amount of $1,424,800 payable in consecutive equal installments at regular payroll dates over 24 months following his separation date;

•	Continuation of group medical benefits for 24 months following his separation date;

•	Accelerated vesting of all unvested portions of Mr. Leedle's balance under the CAP;

•	Accelerated vesting of all unexercisable stock options and unvested time-based RSUs;

•	The ability to earn unvested PSUs, as determined at the end of the relevant performance period based on the Company's actual performance as if Mr. Leedle had remained employed through the vesting date, to be paid out in accordance with the terms of the underlying award agreements; and

•	Additional severance in the amount of $356,200, conditioned upon Mr. Leedle's execution of a release of claims against the Company, payable in consecutive equal installments over a six-month period at regular payroll periods following the last payment date of the severance payment discussed above.

In addition, the Leedle Separation Agreement provides as follows:

•	Mr. Leedle is eligible to receive the portion of his 2013 performance-based cash award that may be earned based on the Company's performance for the 2015 fiscal year, as determined following the end of fiscal 2015, as if Mr. Leedle had remained employed through the end of the fiscal year, to be paid out between January 1 and March 31, 2016 in accordance with the terms of the 2013 performance-based cash award agreement. Mr. Leedle is not eligible to receive the portions of the 2013 performance-based cash award that were based on Company performance in the 2013 and 2014 fiscal years. As discussed under "Performance-Based Cash Awards – in Respect of 2013 - 2015," the NEOs (including Mr. Leedle) earned no performance-based cash awards for the 2015 performance period due to the Company not exceeding adjusted pre-tax income of approximately $32 million.

•	Mr. Leedle elected to exercise (net of the applicable exercise price and applicable tax withholding) on the separation date certain performance awards granted to Mr. Leedle in the form of options to purchase 434,436 shares of Common Stock at an exercise price of $9.96 per share. The Company repurchased from Mr. Leedle all shares of Common Stock resulting from this exercise of option awards at the purchase price of $17.23 per share, which purchase price was equal to the closing price per share of Common Stock on Mr. Leedle's separation date as reported on NASDAQ.

The separation agreement with Mr. Farris (the "Farris Separation Agreement") confirms that Mr. Farris is entitled to receive the following, each of which is provided for under the terms of his employment agreement:

•	All accrued and unpaid base salary and group medical and life insurance benefits accrued through Mr. Farris' separation date;

•	A pro-rated portion, based on the number of days during which Mr. Farris was employed during the 2015 fiscal year, of the 2015 Bonus (as defined in his employment agreement); and

•	A pro-rated portion (at the rate of $41,666 per month), based upon the number of days during which Mr. Farris was employed during the 2015 fiscal year, of the Retention Payment (as defined in his employment agreement).

In addition, the Farris Separation Agreement provides that Mr. Farris was entitled to receive a $250,000 bonus based on the expected achievement of budgeted contribution margin for a specific customer for 2015 and ensuring a long-term renewal of the relationship with such customer. This bonus opportunity was previously conditioned upon the achievement of the performance objectives listed in the prior sentence and Mr. Farris' continued employment with the Company through December 29, 2015 (subject to exceptions in the event Mr. Farris was terminated without cause or terminated his employment for good reason (all as determined pursuant to the terms of his employment agreement) prior to such date).

The Farris Separation Agreement also amends the confidentiality, non-competition and non-solicitation provisions (the "Restrictive Covenants") in his employment agreement by, among other things, (i) providing that the time period during which Mr. Farris must comply with the Restrictive Covenants will begin on his separation date and end on December 31, 2016, and (ii) refining the scope of the Restrictive Covenants to permit Mr. Farris to conduct the Navvis business (separate and apart from the business conducted by the Company and its post-closing subsidiaries) following his separation date.

Potential Payments Upon Termination or Change in Control of the Company

All of the NEO Employment Agreements in effect as of December 31, 2015 contain restrictive provisions relating to the use of confidential information, competing against the Company and soliciting any customers or employees of the Company during the term of employment and for a period up to 24 months thereafter.  The agreements provide that employment may be terminated at any time by the mutual written agreement of the Company and the executive.  The employment of the Current NEOs can also be terminated as of December 31, 2015 under the following circumstances:

1)	Involuntary without Cause – the Company may terminate each NEO's employment without cause at any time by delivery of a written notice of termination to the executive.

2)	Voluntary for Good Reason – the NEO may resign by delivery of a written notice of resignation to the Company within 60 days of the occurrence of any of the following events:

a.	a material reduction in the NEO's base salary unless such reduction is part of an across the board reduction affecting all Company executives (i) with a comparable title, in the case of Messrs. Lumsdaine and Hargreaves, and Ms. Flipse, (ii) who are senior officers of the Company, in the case of Mr. Tramuto, or (iii) with a comparable title or role, in the case of Mr. Stolz;
b.	a requirement by the Company to relocate the NEO to a location that is more than 25 miles from the location of the NEO's current office;
c.	in connection with a Change in Control (as defined below), the failure by the successor or the Company's Board to honor the NEO's employment agreement or offer such NEO an employment agreement containing substantially similar or otherwise satisfactory terms; or
d.	except for Mr. Stolz, a material reduction in the NEO's title, or a material and adverse change in NEO's status and responsibilities, or the assignment to executive of duties or responsibilities which are materially inconsistent with the NEO's status and responsibilities.

Upon receipt of an NEO's written notice that one or more of the above-identified events has occurred, the Company shall have a 60-day period to cure the good reason event. If such event is cured, the NEO shall no longer have the right to resign for good reason.

3)	Involuntary for Cause – the Company may, at any time, terminate the employment of a NEO by delivery of a written notice of termination to the executive specifying the event(s) relied upon for such termination upon the occurrence of any of the following:

a.	continued failure of the executive to substantially perform his or her duties after written notice and failure to cure within 60 days;

b.	conviction of a felony or engaging in misconduct that is materially injurious to the Company, monetarily or to its reputation or otherwise, or that would damage the executive's ability to effectively perform his or her duties;
c.	theft or dishonesty by the executive;
d.	intoxication while on duty; or
e.	willful violation of Company policies and procedures after written notice and failure to cure within 30 days.

4)	Voluntary without Good Reason – each NEO may terminate his or her employment at any time by delivery of a written notice of resignation to the Company no less than 60 days and no more than 90 days prior to the effective date of such executive's resignation.

5)	Change in Control - "Change in Control" is defined in each of the NEOs' employment agreements as any of the following events:

(i)	when any person or entity, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than the Company or a wholly owned subsidiary thereof or any employee benefit plan of the Company or any of its subsidiaries, becomes the beneficial owner of the Company's securities having 35% (or 50%, in the case of Mr. Tramuto's employment agreement) or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business),

(ii)	as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction is held in the aggregate by the holders of the Company's securities entitled to vote generally in the election of the directors of the Company immediately prior to such transaction, or

(iii)	in the case of Messrs. Lumsdaine's and Hargreaves' and Ms. Flipse's employment agreements, during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

6)	Involuntary Without Cause or Voluntary for Good Reason Within 12 Months Following a Change in Control – each NEO will be entitled to additional severance benefits in connection with a termination of his or her employment within 12 months following a Change in Control for good reason or in the event the Company terminates such NEO's employment within 12 months following a Change in Control without cause.

7)	Disability – each NEO's employment may be terminated by either the NEO or the Company upon written notice to the other party when:

a.	the NEO suffers a physical or mental disability entitling the NEO to long-term disability benefits under the Company's long-term disability plan, if any, or
b.	in the absence of a Company long-term disability plan, the NEO is unable, as determined by the Board (or any designated Committee of the Board), to perform the essential functions of the NEO's regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months.

8)	Death – each NEO's employment terminates upon his or her death.

9)	Retirement – under the CAP and the 2014 Stock Plan, "normal retirement" occurs upon a "separation from service" (in the case of the CAP) or the retirement from active employment (in the case of the 2014 Stock Plan) of the NEO on or after the date upon which the NEO reaches the age of 65. Under the CAP and the 2014 Stock Plan, "early retirement" occurs where (i) the sum of the NEO's age plus years of employment at the Company as of the proposed retirement date is equal to or greater than 70, (ii) the NEO has given written notice to the Company at least one year prior to the proposed early retirement date of his or her intent to retire and (iii) the CEO has approved in writing such early retirement request prior to the proposed early retirement date, provided that in the event the CEO does not approve the request for early retirement or the CEO is the NEO giving notice of his intent to retire, then in both cases, the Compensation Committee shall make the determination of whether to approve or disapprove such request. Under the CAP, a "separation from service" means any one of the following events: (i) the NEO is discharged by the Company, (ii) the NEO voluntarily terminates employment (including a normal or early retirement) with the Company, (iii) the NEO terminates employment due to disability, or (iv) the NEO dies while employed by the Company.

None of the NEOs was eligible for normal or early retirement at December 31, 2015 based on the terms of the 2014 Stock Plan, the equity award agreements or the CAP. Consequently, no information is provided with respect to any of the NEOs for amounts payable in connection with a normal or early retirement.

Following is the treatment of outstanding equity awards upon certain events:

•	Death or Disability - Generally, all outstanding equity awards granted to NEOs fully vest in the event of death or disability; provided, however, that (i) in the case of PSUs, if the termination occurs prior to the end of the PSU performance period, then all PSUs granted under the applicable award agreement will be forfeited; and (ii) in the case of MSUs, a pro rata portion of the MSUs at target will vest based on the number of months that the NEO was employed during the performance period.

•	Change in Control - All outstanding equity awards granted to NEOs prior to the adoption of the 2014 Stock Plan fully vest in the event of a change in control.

All outstanding equity awards granted to NEOs since the adoption of the 2014 Stock Plan will not vest upon the occurrence of a change in control unless the acquirer does not assume the outstanding equity awards (or, in the case of stock options granted under the 2014 Stock Plan, substitute an award equivalent). RSUs granted under the 2014 Stock Plan will vest in full in the event the acquirer does not assume the awards. In the case of PSUs, in the event the acquirer does not assume the awards, they will vest at (i) 100% of the number of PSUs granted under the applicable award agreement if the change in control occurs prior to the end of the performance period or (ii) the number of PSUs that were earned as of the end of the performance period, if the change of control occurs after the end of the performance period. In the case of MSUs, if the acquirer does not assume the awards, they will vest at the greater of (x) target or (y) the number of MSUs that would vest pursuant to the award agreement if the performance goals set forth in the award agreement that had been achieved as of the vesting date were in fact achieved on the end date of the performance period.

In the event the acquirer assumes the equity awards, these equity awards will only be entitled to accelerated vesting if: (i) the NEO is involuntarily terminated, other than for cause, within 12 months following the occurrence of the change in control; (ii) the NEO terminates for good reason within 12 months following the change in control; (iii) in the case of RSUs granted under the 2014 Stock Plan, the NEO's employment has previously terminated by reason of retirement as of the date of the change in control; and (iv) in the case of PSUs granted under the 2014 Stock Plan, the NEO has or was previously terminated by reason of retirement, without cause or for good reason as of the date of the change in control. Following the occurrence of any of the triggering events listed in the immediate preceding sentence, (A) RSUs will become fully vested, (B) the number of MSUs that will vest will equal to the greater of (x) the target number of MSUs or (y) the number of MSUs that would vest pursuant to the award agreement if the performance goals set forth in the award agreement that had been achieved as of the vesting date (i.e., the date of termination) were in fact achieved as of the end of the performance period, and (C) the number of PSUs earned under the award agreement as determined based on the actual performance of the Company (determined in accordance with the terms of the award agreement) will become vested and payable as of the date of such termination (or, in the case of retirement prior to the occurrence of the change in control, the date of the change in control), unless such vesting or payment event occurs prior to the end of the performance period, in which case 100% of the PSUs (excluding any shares that may be earned on account of achievement of total shareholder return goals) set forth in the award agreement will vest and become payable as of such event.

•	Normal or Early Retirement - Following a termination in connection with normal or early retirement, unvested equity awards generally will not be forfeited but will continue vesting in accordance with the applicable award agreements; provided, however, that upon a change in control, some equity awards will become fully vested if the executive has retired as of the date of a change in control event (as discussed above), and the MSUs and RSUs granted to Mr. Tramuto in November 2015 will be forfeited.

•	Without Cause or for Good Reason - In the event the NEO's employment is terminated without cause or if the NEO resigns for good reason (as defined in his/her employment agreement), all equity awards granted prior to September 2015 would accelerate and fully vest (except for PSUs, which are settled in stock on the same schedule as provided in the underlying award agreement as if the NEO had continued employment through the vesting date and based on the Company's actual performance). For RSU awards granted in September 2015 and thereafter, a pro rata portion of the RSUs will vest based on the number of months that the NEO was employed during the vesting period (less any RSUs from the same award that have previously vested). For MSU awards granted in September 2015 and thereafter to all NEOs except Mr. Tramuto, a pro rata portion will vest based on the number of months that the NEO was employed during the performance period multiplied by the number of MSUs that would vest pursuant to the award agreement if the performance goals set forth in the award agreement that had been achieved as of the vesting date were in fact achieved on the end date of the performance period. For the MSU awards granted to Mr. Tramuto in November 2015, a pro rata portion will vest based on the number of months that the NEO was employed during the performance period multiplied by the greater of (i) the number of MSUs at target or (ii) the number of MSUs that would vest pursuant to the award agreement if the performance goals set forth in the award agreement that had been achieved as of the vesting date were in fact achieved on the end date of the performance period.

The following tables reflect the potential payments to be made by the Company to each of the NEOs (excluding Mr. Leedle and Mr. Farris) upon termination or a change in control of the Company.  These benefits are in excess of those usually provided to salaried employees.  The payment amounts assume an effective change in control date or termination date of December 31, 2015 or the NEO's actual termination date, if earlier.  These amounts include earnings through the effective change in control date or termination date and are estimates of compensation that would be paid to the NEOs at the time of change in control or termination.  The exact amounts of compensation can only be determined on the actual date that each NEO separates from the Company or that there is a change in control of the Company.

In addition to the Company compensation outlined in the tables below, third party insurance companies will provide life insurance and disability benefits if the NEOs separate for reasons of death or disability. If any of the NEOs' employment had terminated as of December 31, 2015 due to death as a result of natural causes, such NEOs' beneficiaries would have received a lump sum payout from a third-party insurance provider.  The beneficiaries of Messrs. Tramuto, Lumsdaine, Stolz, Hargreaves and Ms. Flipse would have received $750,000, $750,000, $1,570,000, $557,000 and $1,650,000 respectively.  In the event of an accidental death, the beneficiaries for Messrs. Tramuto, Lumsdaine, Stolz, Hargreaves and Ms. Flipse would have received an additional $750,000, $1,750,000, $1,750,000, $557,000, and $1,650,000, respectively, in a lump sum payout from a third party insurance provider.

If the Current NEOs' employment had terminated as of December 31, 2015 due to disability, each of the Current NEOs would have been entitled to receive a monthly benefit of $12,000 until approximately age 67 from a third party.  This benefit could be offset by other sources of income, such as Social Security or other disability benefits. In addition, if in connection with a change in control of the Company compensation to or for the benefit of the executives from the Company constitutes an "excess parachute payment" under section 280G of the Code, the Company will pay the Current NEOs a cash sum equal to the amount of excise tax due under section 4999 of the Code.  No such payments would have been payable in connection with a change in control (or termination following a change in control) as of December 31, 2015.

Donato Tramuto, Chief Executive Officer

The following table shows the potential payments upon termination or a change in control of the Company for Mr. Tramuto. The amounts in the table below assume execution of full release of claims in favor of the Company.
	Involuntary Without			Voluntary
	Cause or Voluntary		Involuntary	Without Good
	For Good Reason		For Cause	Reason
	on 12/31/15		on 12/31/15	on 12/31/15

Cash Severance	$ 1,700,000	(1)	$ -	$ -
Group Medical Benefits	17,210	(3)	-	-
Stock Options	-	(4)	-	-
Restricted Stock Units	310,379	(4)	-	-
Market Stock Units	178,750	(9)	-	-
Capital Accumulation Plan	5,885	(5)	-	-
Total	$ 2,212,224		$ -	$ -

			Involuntary Without
			Cause or Voluntary For
			Good Reason
			Within 12 Months following a
	Change in Control		Change in Control		Disability		Death
	on 12/31/15		on 12/31/15		on 12/31/15		on 12/31/15

Cash Severance	$ -		$ 2,125,000	(2)	$ 1,700,000	(6) (1)	$ -
Group Medical Benefits	-		17,210	(3)	17,210	(3)	-
Stock Options	-	(4)	-	(4)	-	(4)	-	(4)
Restricted Stock Units	3,738,709	(4)	3,738,709	(4)	3,738,709	(4)	3,738,709	(4)
Market Stock Units	3,217,500	(7)	3,217,500	(7)	178,750	(8)	178,750	(8)
Capital Accumulation Plan	5,885	(5)	5,885	(5)	5,885	(5)	5,885	(5)
Total	$ 6,962,094		$ 9,104,304		$ 5,640,554		$ 3,923,344

(1)	Represents 24 months of NEO's base salary to be paid in a lump sum no later than 30 days following the date of termination.

(2)
Represents 30 months of NEO's base salary to be paid in a lump sum following the NEO's termination.  Following a change in control, the payments would be paid in a lump sum no later than 30 days following the date of termination.

(3)	Represents 24 months of the Company's portion of premiums for group medical benefits to be paid in a lump sum no later than 30 days following the date of termination.

(4)
Following a change in control or a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, or (d) because of disability or death, outstanding stock options, RSUs and other unvested equity incentives will be treated solely in accordance with the terms of the applicable award agreements.  The table above assumes that such awards are not assumed by the acquiring corporation or other successor to the Company in a change in control. The values in the table are based upon the difference between the closing price of the Common Stock on December 31, 2015 of $12.87 per share and the exercise price of the awards, including only those awards whose exercise price was below the market price on December 31, 2015.  RSUs have an exercise price of zero.

(5)
Following a change in control or a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, (d) because of disability or death or (e) in connection with normal or early retirement, all amounts contributed by the Company to the CAP for the benefit of the NEO will vest.  The amount in the table above reflects the NEO's aggregate CAP balance as of December 31, 2015, of which $5,885 was vested, and excludes Company contributions attributable to fiscal 2015, as they were not made until fiscal 2016.

(6)
Although not reflected in this table, this amount would be reduced by any disability insurance payments paid by the insurance company to the NEO as a result of the NEO's disability.  In the event of disability, the NEO would receive $12,000 per each month of disability from the insurance company until reaching age 66 and four months.

(7)
Following a change in control (to the extent the awards are not assumed by the acquiring corporation or other successor to the Company) or a termination without cause or for good reason within 12 months following a change in control, Mr. Tramuto's MSUs will vest at the greater of (a) the target number of MSUs or (b) the number of MSUs that would vest if the performance goals that had been achieved as of the date of the change in control had in fact been achieved as of the end date of the performance period. As of December 31, 2015 the performance goals for the NEO's outstanding MSUs had not yet been achieved; therefore, the table reflects vesting of the awards at target.

(8)
Following a termination because of disability or death, the number of MSUs that will vest is the product of (i) a fraction, the numerator of which is the number of whole months during the performance period that the grantee was employed by the Company, and the denominator of which is the number of months in the originally stated performance period, multiplied by (ii) the target number of MSUs.

(9)
Following a termination without cause or for good reason, the number of MSUs that will vest is the product of (i) a fraction, the numerator of which is the number of whole months during the performance period that the grantee was employed by the Company, and the denominator of which is the number of months in the originally stated performance period, multiplied by (ii) the greater of (A) the target number of MSUs, or (B) the number of MSUs that would vest if the performance goals that had been achieved as of the vesting date were in fact achieved on the end date of the performance period. As of December 31, 2015 the performance goals for the NEO's outstanding MSUs had not yet been achieved.

Alfred Lumsdaine, Executive Vice President and Chief Financial and Administrative Officer

The following table shows the potential payments upon termination or a change in control of the Company for Mr. Lumsdaine.

	Involuntary Without				Voluntary
	Cause or Voluntary		Involuntary		Without Good
	For Good Reason		For Cause		Reason
	on 12/31/15		on 12/31/15		on 12/31/15

Cash Severance	$ 622,500	(1)	$ -		$ 15,962	(2)
Group Medical Benefits	21,981	(3)	-		564	(2)
Annual Incentive Award	-	(4)	-		-
Performance Cash	-	(5)	-		-
Stock Options	135,839	(6)	-		-
Restricted Stock Units	1,501,916	(6)	-		-
Market Stock Units	-	(13)	-		-
Capital Accumulation Plan	93,693	(7)	-		-
Additional Severance	207,500	(8)	207,500	(8)	-
Total	$ 2,583,429		$ 207,500		$ 16,526

			Involuntary Without
			Cause or Voluntary For
			Good Reason
			Within 12 Months following a
	Change in Control		Change in Control		Disability		Death
	on 12/31/15		on 12/31/15		on 12/31/15		on 12/31/15

Cash Severance	$ -		$ 622,500	(1)	$ 622,500	(9) (1)	$ -
Group Medical Benefits	-		21,981	(3)	29,308	(3)	-
Annual Incentive Award	-		-	(4)	-	(4)	-	(4)
Performance Cash	-	(10)	-		-	(5)	-	(5)
Stock Options	135,839	(6)	135,839	(6)	135,839	(6)	135,839	(6)
Restricted Stock Units	2,386,729	(6)	2,386,729	(6)	2,386,729	(6)	2,386,729	(6)
Market Stock Units	965,250	(11)	965,250	(11)	53,625	(12)	53,625	(12)
Capital Accumulation Plan	93,693	(7)	93,693	(7)	93,693	(7)	93,693	(7)
Additional Severance	-		207,500	(8)	207,500	(8)	-
Total	$ 3,581,511		$ 4,433,492		$ 3,529,194		$ 2,669,886

(1)
Represents 18 months of NEO's base salary to be paid at regular payroll dates following the NEO's termination.  Following a change in control, the payments would be paid in a lump sum no later than 60 days following the date of termination.

(2)	For termination by the NEO without good reason, the NEO is entitled to base salary and benefits through the next payroll date following termination.

(3)
Represents the Company's portion of premiums for group medical benefits to be paid for 18 months following the NEO's termination.  For termination due to disability, represents the Company's portion of premiums for group medical benefits to be paid for 24 months following the NEO's termination.

(4)
Following a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, or (d) because of disability or death, the NEO is entitled to receive a pro-rata portion of any short-term incentive to which the NEO is otherwise entitled as of the date of termination.  Based on Company performance for 2015, the NEO was not entitled to a bonus with respect to 2015.

(5)
Following a termination (a) without cause, (b) for good reason, (c) in connection with a normal or early retirement, or (d) because of disability or death, the NEO is entitled to receive any amounts previously earned by the NEO under the Company's performance-based cash incentive plan. Based on Company performance, no amounts were earned by the NEO for the performance periods.

(6)
Following a change in control or a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, or (d) because of disability or death, outstanding stock options, RSUs and other unvested equity incentives will vest and remain exercisable in accordance with the terms of the applicable award agreements.  The table above assumes that such awards are not assumed by the acquiring corporation or other successor to the Company in a change in control.  The values in the table are based upon the difference between the closing price of the Common Stock on December 31, 2015 of $12.87 per share and the exercise price of the awards, including only those awards whose exercise price was below the market price on December 31, 2015.  RSUs have an exercise price of zero.

(7)
Following a change in control or a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, (d) because of disability or death, or (e) in connection with a normal or early retirement, all amounts contributed by the Company to the CAP for the benefit of the NEO will vest.  The amount in the table above reflects the NEO's aggregate CAP balance as of December 31, 2015, of which $59,844 was vested, and excludes Company contributions attributable to 2015, as they were not made until fiscal 2016.  The remaining portion was unvested at December 31, 2015, but would vest upon a change in control or termination of the NEO for the reasons listed in clauses (a) through (e) above.

(8)	Assumes execution of full release of claims in favor of the Company. Represents six months of the NEO's base salary to be paid at regular payroll dates following the NEO's termination.

(9)
Although not reflected in this table, this amount would be reduced by any disability insurance payments paid by the insurance company to the NEO as a result of the NEO's disability.  In the event of disability, the NEO would receive $12,000 per each month of disability from the insurance company until reaching age 67.

(10)
Following a change in control, all amounts granted under the Company's performance-based cash incentive plan would vest (to the extent not previously forfeited). Based on Company performance, no amounts were earned by the NEO for the performance periods or remain unvested.

(11)
Following a change in control (to the extent the awards are not assumed by the acquiring corporation or other successor to the Company) or a termination without cause or for good reason within 12 months following a change in control, MSUs will vest at the greater of (a) the target number of MSUs or (b) the number of MSUs that would vest if the performance goals that had been achieved as of the date of the change in control had in fact been achieved as of the end date of the performance period. As of December 31, 2015 the performance goals for the NEO's outstanding MSUs had not yet been achieved; therefore, the table reflects vesting of the awards at target.

(12)
Following a termination because of disability or death, the number of MSUs that will vest is the product of (i) a fraction, the numerator of which is the number of whole months during the performance period that the grantee was employed by the Company, and the denominator of which is the number of months in the originally stated performance period, multiplied by (ii) the target number of MSUs.

(13)
Following a termination without cause or for good reason, the number of MSUs that will vest is the product of (i) a fraction, the numerator of which is the number of whole months during the performance period that the grantee was employed by the Company, and the denominator of which is the number of months in the originally stated performance period, multiplied by (ii) the number of MSUs that would vest if the performance goals that had been achieved as of the vesting date were in fact achieved on the end date of the performance period. As of December 31, 2015 the performance goals for the NEO's outstanding MSUs had not yet been achieved.

Sid Stolz, President, Network Solutions

The following table shows the potential payments upon termination or a change in control of the Company for Mr. Stolz.

	Involuntary Without				Voluntary
	Cause or Voluntary		Involuntary		Without Good
	For Good Reason		For Cause		Reason
	on 12/31/15		on 12/31/15		on 12/31/15

Cash Severance	$ 820,000	(1)	$ -		$ 15,769	(3)
Group Medical Benefits	16,637	(4)	-		320	(3)
Restricted Stock Units	49,000	(6)	-		-
Market Stock Units	-	(11)	-		-
Capital Accumulation Plan	3,312	(7)	-		-
Additional Severance	-		205,000	(12)	-
Total	$ 888,949		$ 205,000		$ 16,089

			Involuntary Without
			Cause or Voluntary For
			Good Reason
			Within 12 Months following a
	Change in Control		Change in Control		Disability		Death
	on 12/31/15		on 12/31/15		on 12/31/15		on 12/31/15

Cash Severance	$ -		$ 820,000	(2)	$ 820,000	(8) (1)	$ -
Group Medical Benefits	-		16,637	(5)	16,637	(5)	-
Restricted Stock Units	881,994	(6)	881,994	(6)	881,994	(6)	881,994	(6)
Market Stock Units	1,304,117	(9)	1,304,117	(9)	72,451	(10)	72,451	(10)
Capital Accumulation Plan	3,312	(7)	3,312	(7)	3,312	(7)	3,312	(7)
Total	$ 2,189,423		$ 3,026,060		$ 1,794,394		$ 957,757

(1)
Assumes execution of full release of claims in favor of the Company. Represents 24 months of NEO's base salary to be paid at regular payroll dates following the NEO's termination.  Following a change in control, the payments would be paid in a lump sum no later than 60 days following the date of termination.

(2)
Represents 24 months of NEO's base salary to be paid at regular payroll dates following the NEO's termination.  Following a change in control, the payments would be paid in a lump sum no later than 60 days following the date of termination.

(3)	For termination by the NEO without good reason, the NEO is entitled to base salary and benefits through the next payroll date following termination.

(4)	Assumes execution of full release of claims in favor of the Company. Represents the Company's portion of premiums for group medical benefits to be paid for 24 months following the NEO's termination.

(5)	Represents the Company's portion of premiums for group medical benefits to be paid for 24 months following the NEO's termination.

(6)
Following a change in control or a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, or (d) because of disability or death, outstanding stock options, RSUs and any other unvested equity incentives will be treated in accordance with the terms of the applicable award agreements.  The table above assumes that such awards are not assumed by the acquiring corporation or other successor to the Company in a change in control.  The values in the table are based upon the difference between the closing price of the Common Stock on December 31, 2015 of $12.87 per share and the exercise price of the awards, including only those awards whose exercise price was below the market price on December 31, 2015.  RSUs have an exercise price of zero.

(7)
Following a change in control or a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, (d) because of disability or death, or (e) in connection with a normal or early retirement, all amounts contributed by the Company to the CAP for the benefit of the NEO will vest.  The amount in the table above reflects the NEO's aggregate CAP balance as of December 31, 2015, of which $3,312 was vested, and excludes Company contributions attributable to 2015, as they were not made until fiscal 2016.

(8)
Although not reflected in this table, this amount would be reduced by any disability insurance payments paid by the insurance company to the NEO as a result of the NEO's disability.  In the event of disability, the NEO would receive $12,000 per each month of disability from the insurance company until reaching age 67.

(9)
Following a change in control (to the extent the awards are not assumed by the acquiring corporation or other successor to the Company) or a termination without cause or for good reason within 12 months following a change in control, MSUs will vest at the greater of (a) the target number of MSUs or (b) the number of MSUs that would vest if the performance goals that had been achieved as of the date of the change in control had in fact been achieved as of the end date of the performance period. As of December 31, 2015 the performance goals for the NEO's outstanding MSUs had not yet been achieved; therefore, the table reflects vesting of the awards at target.

(10)
Following a termination because of disability or death, the number of MSUs that will vest is the product of (i) a fraction, the numerator of which is the number of whole months during the performance period that the grantee was employed by the Company, and the denominator of which is the number of months in the originally stated performance period, multiplied by (ii) the target number of MSUs.

(11)
Following a termination without cause or for good reason, the number of MSUs that will vest is the product of (i) a fraction, the numerator of which is the number of whole months during the performance period that the grantee was employed by the Company, and the denominator of which is the number of months in the originally stated performance period, multiplied by (ii) the number of MSUs that would vest if the performance goals that had been achieved as of the vesting date were in fact achieved on the end date of the performance period. As of December 31, 2015 the performance goals for the NEO's outstanding MSUs had not yet been achieved.

(12)	Assumes execution of full release of claims in favor of the Company. Represents six months of the NEO's base salary to be paid at regular payroll dates following the NEO's termination.

Mary Flipse, Senior Vice President and General Counsel

The following table shows the potential payments upon termination or a change in control of the Company for Ms. Flipse.

	Involuntary Without				Voluntary
	Cause or Voluntary		Involuntary		Without Good
	For Good Reason		For Cause		Reason
	on 12/31/15		on 12/31/15		on 12/31/15

Cash Severance	$ 487,500	(1)	$ -		$ 12,500	(2)
Group Medical Benefits	21,981	(3)	-		564	(2)
Annual Incentive Award	-	(4)	-		-
Performance Cash	-	(5)	-		-
Stock Options	9,086	(6)	-		-
Restricted Stock Units	627,451	(6)	-		-
Market Stock Units	-	(13)	-		-
Capital Accumulation Plan	109,116	(7)	-		-
Additional Severance	162,500	(8)	162,500	(8)	-
Total	$ 1,417,634		$ 162,500		$ 13,064

			Involuntary Without
			Cause or Voluntary For
			Good Reason
			Within 12 Months following a
	Change in Control		Change in Control		Disability		Death
	on 12/31/15		on 12/31/15		on 12/31/15		on 12/31/15

Cash Severance	$ -		$ 487,500	(1)	$ 487,500	(9) (1)	$ -
Group Medical Benefits	-		21,981	(3)	29,308	(3)	-
Annual Incentive Award	-		-	(4)	-	(4)	-	(4)
Performance Cash	-	(10)	-		-	(5)	-	(5)
Stock Options	9,086	(6)	9,086	(6)	9,086	(6)	9,086	(6)
Restricted Stock Units	1,016,769	(6)	1,016,769	(6)	1,016,769	(6)	1,016,769	(6)
Market Stock Units	424,710	(11)	424,710	(11)	23,595	(12)	23,595	(12)
Capital Accumulation Plan	109,116	(7)	109,116	(7)	109,116	(7)	109,116	(7)
Additional Severance	-		162,500	(8)	162,500	(8)	-
Total	$ 1,559,681		$ 2,231,662		$ 1,837,874		$ 1,158,566

(1)
Represents 18 months of NEO's base salary to be paid at regular payroll dates following the NEO's termination.  Following a change in control, the payments would be paid in a lump sum no later than 60 days following the date of termination.

(2)	For termination by the NEO without good reason, the NEO is entitled to base salary and benefits through the next payroll date following termination.

(3)
Represents the Company's portion of premiums for group medical benefits to be paid for 18 months following the NEO's termination.  For termination due to disability, represents the Company's portion of premiums for group medical benefits to be paid for 24 months following the NEO's termination.

(4)
Following a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, or (d) because of disability or death, the NEO is entitled to receive a pro-rata portion of any short-term incentive to which the NEO is otherwise entitled as of the date of termination.  Based on Company performance for 2015, the NEO was not entitled to a bonus with respect to 2015.

(5)
Following a termination (a) without cause, (b) for good reason, (c) in connection with a normal or early retirement, or (d) because of disability or death, the NEO is entitled to receive any amounts previously earned by the NEO under the Company's performance-based cash incentive plan. Based on Company performance, no amounts were earned by the NEO for the performance periods.

(6)
Following a change in control or a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, or (d) because of disability or death, outstanding stock options, RSUs and other unvested equity incentives will vest and remain exercisable in accordance with the terms of the applicable award agreements.  The table above assumes that such awards are not assumed by the acquiring corporation or other successor to the Company in a change in control.  The values in the table are based upon the difference between the closing price of the Common Stock on December 31, 2015 of $12.87 per share and the exercise price of the awards, including only those awards whose exercise price was below the market price on December 31, 2015.  RSUs have an exercise price of zero.

(7)
Following a change in control or a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, (d) because of disability or death, or (e) in connection with a normal or early retirement, all amounts contributed by the Company to the CAP for the benefit of the NEO will vest.  The amount in the table above reflects the NEO's aggregate CAP balance as of December 31, 2015, of which $85,574 was vested, and excludes Company contributions attributable to 2015, as they were not made until fiscal 2016.  The remaining portion was unvested at December 31, 2015, but would vest upon a change in control or termination of the NEO for the reasons listed in clauses (a) through (e) above.

(8)	Assumes execution of full release of claims in favor of the Company. Represents six months of the NEO's base salary to be paid at regular payroll dates following the NEO's termination.

(9)
Although not reflected in this table, this amount would be reduced by any disability insurance payments paid by the insurance company to the NEO as a result of the NEO's disability.  In the event of disability, the NEO would receive $12,000 per each month of disability from the insurance company until reaching age 67.

(10)
Following a change in control, all amounts granted under the Company's performance-based cash incentive plan would vest (to the extent not previously forfeited). Based on Company performance, no amounts were earned by the NEO for the performance periods or remain unvested.

(11)
Following a change in control (to the extent the awards are not assumed by the acquiring corporation or other successor to the Company) or a termination without cause or for good reason within 12 months following a change in control, MSUs will vest at the greater of (a) the target number of MSUs or (b) the number of MSUs that would vest if the performance goals that had been achieved as of the date of the change in control had in fact been achieved as of the end date of the performance period. As of December 31, 2015 the performance goals for the NEO's outstanding MSUs had not yet been achieved; therefore, the table reflects vesting of the awards at target.

(12)
Following a termination because of disability or death, the number of MSUs that will vest is the product of (i) a fraction, the numerator of which is the number of whole months during the performance period that the grantee was employed by the Company, and the denominator of which is the number of months in the originally stated performance period, multiplied by (ii) the target number of MSUs.

(13)
Following a termination without cause or for good reason, the number of MSUs that will vest is the product of (i) a fraction, the numerator of which is the number of whole months during the performance period that the grantee was employed by the Company, and the denominator of which is the number of months in the originally stated performance period, multiplied by (ii) the number of MSUs that would vest if the performance goals that had been achieved as of the vesting date were in fact achieved on the end date of the performance period. As of December 31, 2015 the performance goals for the NEO's outstanding MSUs had not yet been achieved.

Glenn Hargreaves, Senior Vice President and Chief Accounting Officer

The following table shows the potential payments upon termination or a change in control of the Company for Mr. Hargreaves.

	Involuntary Without				Voluntary
	Cause or Voluntary		Involuntary		Without Good
	For Good Reason		For Cause		Reason
	on 12/31/14		on 12/31/14		on 12/31/14

Cash Severance	$ 417,150	(1)	$ -		$ 10,696	(2)
Group Medical Benefits	21,981	(3)	-		564	(2)
Annual Incentive Award	-	(4)	-		-
Performance Cash	-	(5)	-		-
Stock Options	64,947	(6)	-		-
Restricted Stock Units	518,069	(6)	-		-
Capital Accumulation Plan	104,920	(7)	-		-
Additional Severance	139,050	(8)	139,050	(8)	-
Total	$ 1,266,117		$ 139,050		$ 11,260

			Involuntary Without
			Cause or Voluntary For
			Good Reason
			Within 12 Months following a
	Change in Control		Change in Control		Disability		Death
	on 12/31/15		on 12/31/15		on 12/31/15		on 12/31/15

Cash Severance	$ -		$ 417,150	(1)	$ 417,150	(9) (1)	$ -
Group Medical Benefits	-		21,981	(3)	29,308	(3)	-
Annual Incentive Award	-		-	(4)	-	(4)	-	(4)
Performance Cash	-	(10)	-		-	(5)	-	(5)
Stock Options	64,947	(6)	64,947	(6)	64,947	(6)	64,947	(6)
Restricted Stock Units	518,069	(6)	518,069	(6)	518,069	(6)	518,069	(6)
Capital Accumulation Plan	104,920	(7)	104,920	(7)	104,920	(7)	104,920	(7)
Additional Severance	-		139,050	(8)	139,050	(8)	-
Total	$ 687,936		$ 1,266,117		$ 1,273,444		$ 687,936

(1)
Represents 18 months of NEO's base salary to be paid at regular payroll dates following the NEO's termination.  Following a change in control, the payments would be paid in a lump sum no later than 60 days following the date of termination.

(2)	For termination by the NEO without good reason, the NEO is entitled to base salary and benefits through the next payroll date following termination.

(3)
Represents the Company's portion of premiums for group medical benefits to be paid for 18 months following the NEO's termination.  For termination due to disability, represents the Company's portion of premiums for group medical benefits to be paid for 24 months following the NEO's termination.

(4)
Following a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, or (d) because of disability or death, the NEO is entitled to receive a pro-rata portion of any short-term incentive to which the NEO is otherwise entitled as of the date of termination.  Based on Company performance for 2015, the NEO was not entitled to a bonus with respect to 2015.

(5)
Following a termination (a) without cause, (b) for good reason, (c) in connection with a normal or early retirement, or (d) because of disability or death, the NEO is entitled to receive any amounts previously earned by the NEO under the Company's performance-based cash incentive plan. Based on Company performance, no amounts were earned by the NEO for the performance periods.

(6)
Following a change in control (to the extent the awards are not assumed by the acquiring corporation or other successor to the Company) or a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, or (d) because of disability or death, unvested stock options and RSUs will vest and remain exercisable in accordance with the terms of the applicable award agreements.  The table above assumes that such awards are not assumed by the acquiring corporation or other successor to the Company in a change in control.  The values in the table are based upon the difference between the closing price of the Common Stock on December 31, 2015 of $12.87 per share and the exercise price of the awards, including only those awards whose exercise price was below the market price on December 31, 2015.  RSUs have an exercise price of zero.

(7)
Following a change in control or a termination (a) without cause, (b) for good reason, (c) without cause or for good reason within 12 months following a change in control, (d) because of disability or death, or (e) in connection with a normal or early retirement, all amounts contributed by the Company to the CAP for the benefit of the NEO will vest.  The amount in the table above reflects the NEO's aggregate CAP balance as of December 31, 2015, of which $84,604 was vested, and excludes Company contributions attributable to 2015, as they were not made until fiscal 2016.  The remaining portion was unvested at December 31, 2015, but would vest upon a change in control or termination of the NEO for the reasons listed in clauses (a) through (e) above.

(8)	Assumes execution of full release of claims in favor of the Company. Represents six months of the NEO's base salary to be paid at regular payroll dates following the NEO's termination.

(9)
Although not reflected in this table, this amount would be reduced by any disability insurance payments paid by the insurance company to the NEO as a result of the NEO's disability.  In the event of disability, the NEO would receive $12,000 per each month of disability from the insurance company until reaching age 67.

(10)
Following a change in control, all amounts granted under the Company's performance-based cash incentive plan would vest (to the extent not previously forfeited). Based on Company performance, no amounts were earned by the NEO for the performance periods or remain unvested.

Ben R. Leedle, Jr., Former President and Chief Executive Officer

On May 15, 2015, Mr. Leedle's employment as President and Chief Executive Officer of the Company was terminated without cause, and, in accordance with the terms of the Amended and Restated Employment Agreement, dated as of December 21, 2012, between the Company and Mr. Leedle, Mr. Leedle resigned as a member of the board of directors of the Company, effective immediately. In connection with his departure, Mr. Leedle received or is entitled to receive the following payments and benefits from the Company (in addition to all accrued and unpaid base salary and accrued group medical and life insurance benefits through the date of his separation):

	Involuntary Without
	Cause or Voluntary
	For Good Reason
	on 12/31/15

Cash Severance	$ 1,424,800	(1)
Group Medical Benefits	33,119	(2)
Stock Options	3,167,405	(3)
Restricted Stock Units	1,436,706	(3)
Capital Accumulation Plan	75,302	(4)
Additional Severance	356,200	(5)
Total	$ 6,493,532

(1)	Represents severance payable in consecutive equal installments at regular payroll dates over 24 months from the date of termination.

(2)
Represents continuation of group medical benefits for 24 months from the date of termination grossed up for the Company's portion of premiums deemed to be discriminatory under Section 105(h) of the Code, which gross-up was made as a one-time, limited accomodation to Mr. Leedle in connection with his departure from the Company.

(3)	Represents accelerated vesting of all unexercisable stock options and unvested time-based RSUs at the time of termination.

(4)	Represents accelerated vesting of all unvested portions of the NEO's balance under the CAP.

(5)	Represents additional severance payable in consecutive equal installments over a six-month period at regular payroll periods following the last payment date of the severance payment discussed above.

Pursuant to the Leedle Separation Agreement, the Company repurchased 106,408 shares of Common Stock from Mr. Leedle at $17.23 per share (which was the closing price of the Common Stock on Mr. Leedle's Separation date, as reported on NASDAQ), for an aggregate purchase price of $1,833,410.

Michael Farris, Former Executive Vice President, Chief Commercial Officer

In November 2015, Mr. Farris departed the Company in connection with the sale of the Company's Navvis subsidiary to a company owned by Mr. Farris. In connection with his departure, Mr. Farris received the following (in addition to all accrued and unpaid base salary and accrued group medical and life insurance benefits through the date of his separation):

•	an additional bonus of $250,000 based on expected achievement of budgeted contribution margin for a specific customer for 2015 and ensuring a long-term renewal of the relationship with such customer;
•	incentive compensation earned as a pro-rated portion of Mr. Farris' 2015 bonus opportunity in the amount of $396,892, which bonus was based on domestic net revenue growth for 2015; and
•	a pro-rated portion of Mr. Farris' restricted cash retention bonus, equal to $416,667, which retention bonus was initially awarded in lieu of an equity grant in 2015.

For purposes of his employment agreement, Mr. Farris' termination of employment was treated as a termination without good reason.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Commission.  Officers, directors and greater than 10% stockholders are required by regulation of the Commission to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the Forms 3, 4 and 5 and amendments thereto and certain written representations furnished to us, we believe all filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with during 2015 and prior fiscal years.

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the Commission's rules.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs, as described in this Proxy Statement, in accordance with the compensation disclosure rules of the Commission.  The vote is advisory, which means that the vote is not binding on the Company, the Board, or the Compensation Committee.  Although the vote is non-binding, the Compensation Committee and the Board value your opinions and will review the voting results in connection with their ongoing evaluation of our compensation philosophy and compensation decisions. The current frequency of the non-binding, advisory vote to approve compensation of the Company's named executive officers is annual, and the next such vote is expected to take place at the 2017 Annual Meeting of Stockholders.

As described more fully under the "Compensation Discussion and Analysis" section beginning on page 25, the Compensation Committee sets and administers the policies that govern compensation of our executive officers, including:

•
Annually evaluating the performance of the CEO and other executive officers and recommending to the independent directors of the Board the compensation level, including short- and long-term incentive compensation, for each such person based on this evaluation;

•	Reviewing and recommending for approval to the Board any changes in executive officer incentive compensation plans and equity-based compensation plans; and

•	Reviewing and approving all equity-based compensation plans of the Company and granting equity-based awards pursuant to such plans.

The Compensation Committee seeks to assure that compensation paid to the executive officers is fair, reasonable and competitive, and is linked to increasing long-term stockholder value.  Only independent directors serve on the Compensation Committee.
The Compensation Committee believes that our compensation strategies are aligned with our compensation philosophy and Company culture, which places significant value on highly-performing individuals, and that those strategies are effective in promoting individual responsibility for collective long-term success. The Compensation Committee further believes that the design of our compensation strategy aligns employee behavior with our stockholders' interests.  Please see "Compensation Discussion and Analysis" beginning on page 25 for additional details about our executive compensation programs, including information about the 2015 and 2016 compensation of our NEOs.
We are asking our stockholders to vote on the following resolution:
RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company's Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2015 Summary Compensation Table and the other related tables and disclosures.

The Board recommends a vote FOR advisory approval of the resolution set forth above.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Under the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, including Rule 10A-3(b)(2) under the Exchange Act and Rule 5605(c)(3) of the NASDAQ listing standards, and our Audit Committee Charter, as amended, the Audit Committee has the sole responsibility and authority to appoint our independent auditors.  The Audit Committee, comprised of independent members of the Board, appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, to be our independent auditors for the fiscal year ending December 31, 2016.  Although ratification by stockholders is not a prerequisite to the Audit Committee's appointment of PricewaterhouseCoopers LLP, the Board considers the appointment of our independent registered public accounting firm to be an important matter of stockholder concern and therefore, as a matter of good corporate governance, requests stockholder ratification of this action.  In taking this action, the Audit Committee considered the qualifications of PricewaterhouseCoopers LLP, its independence with respect to the services to be performed and its qualifications and general adherence to professional auditing standards.  We have been informed that representatives of PricewaterhouseCoopers LLP plan to attend the 2016 Annual Meeting of Stockholders.  Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to questions by our stockholders.

If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee is not obligated to appoint other independent public accountants, but will reconsider the appointment.  However, even if the appointment of PricewaterhouseCoopers LLP is ratified, the Audit Committee, in its discretion, may select a different independent public accountant at any time during fiscal 2016 if it determines that such a change would be in the best interests of us and our stockholders.

Each of the Audit Committee and the Board recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Principal Accounting Fees and Services

The aggregate fees billed for each of the last two fiscal years for professional services rendered to us by PricewaterhouseCoopers LLP are shown in the table below.

Type of Service	Fiscal Year Ended December 31, 2015	Fiscal Year Ended December 31, 2014
Audit Fees	$1,120,191	$949,922
Audit-Related Fees (1)	202,509	70,000
Tax Fees	–	–
All Other Fees	–	–
Total	$1,322,700	$1,019,922

(1)	Audit-related fees were made up of fees billed related to our SOC-2 report and the related readiness assessment work.

The Audit Committee has considered and concluded that the provision of the non-audit services is compatible with maintaining auditor independence.

Change in Independent Registered Public Accounting Firm

The Audit Committee approved a change in our independent registered public accounting firm for the fiscal year ending December 31, 2014.

As previously disclosed in our Current Report on Form 8-K filed with the Commission on July 2, 2014, the Audit Committee, on June 27, 2014, approved the engagement of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the Company's fiscal year ending December 31, 2014 and thereby dismissed Ernst & Young LLP from that role effective immediately.

Ernst & Young LLP's reports on the Company's consolidated financial statements as of and for the fiscal years ended December 31, 2013 and December 31, 2012 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. The audit reports of Ernst & Young LLP on the effectiveness of internal control over financial reporting as of December 31, 2013 and December 31, 2012 did not contain an adverse opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2013 and December 31, 2012, and the subsequent interim period through June 27, 2014, the date of Ernst & Young LLP's dismissal, there have been (i) no "disagreements" within the meaning of Item 304(a)(1)(iv) of Regulation S-K between us and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which that, if not resolved to Ernst & Young LLP's satisfaction, would have caused Ernst & Young LLP to make reference to the subject matter of any such disagreement in connection with its reports for such years and interim period, and (ii) no "reportable events" as described in Item 304(a)(1)(v) of Regulation S-K, except for the existence of a material weakness in our internal control over financial reporting as of March 31, 2014 related to the revenue recognition process, specifically related to the application of the revenue recognition accounting guidance to new or amended non-standard contracts.  The existence of this material weakness was reported in Part I, Item 4 of our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2014.

We have provided Ernst & Young LLP with a copy of the foregoing disclosures. We provided Ernst & Young LLP with a copy of the our Current Report on Form 8-K reporting the change in our independent registered public accounting firm for the fiscal year ending December 31, 2014 containing substantially the same disclosure as above and requested that Ernst & Young LLP provide us with a letter addressed to the Securities and Exchange Commission stating whether or not Ernst & Young LLP agreed with the disclosures contained therein. A copy of Ernst & Young LLP's letter, dated July 2, 2014, is filed as Exhibit 16.1 to our Current Report on Form 8-K filed on July 2, 2014.

During the fiscal years ended December 31, 2013 and December 31, 2012, and the subsequent interim period through June 27, 2014, neither we nor anyone on our behalf has consulted with PricewaterhouseCoopers LLP regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the our financial statements and neither a written report nor oral advice was provided to us that PricewaterhouseCoopers LLP concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue or (ii) any matter that was either the subject of a "disagreement" within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or a "reportable event" as described in Item 304(a)(1)(v) of Regulation S-K.

Policy Regarding Pre-Approval of Service Provided by Our Independent Registered Public Accounting Firm

The Audit Committee has adopted policies and procedures for pre-approving all audit and permissible non-audit services performed by our independent registered public accounting firm.  The Audit Committee may delegate its responsibility to pre-approve services to be performed by our independent registered public accounting firm to one or more of its members, but the Audit Committee may not delegate its pre-approval authority to management.

Under these policies, the Audit Committee pre-approves the use of audit and audit-related services following approval of our independent registered public accounting firm's engagement.  Tax and other non-audit services that are not prohibited services, provided that those services are routine and recurring services and would not impair the independence of our independent registered public accounting firm, may also be performed by our independent registered public accounting firm if those services are pre-approved by the Audit Committee.  Pre-approval fee levels for all services to be provided by our independent registered public accounting firm will be established periodically by the Audit Committee.  Our independent registered public accounting firm must provide detailed back-up documentation to the Audit Committee for each proposed service.  The Audit Committee has pre-approved all audit and audit-related services provided by our independent registered public accounting firm.

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed for any purpose, including for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section, or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

Audit Committee Report

The Audit Committee of the Board is composed of three directors who are independent directors as defined under applicable law and the NASDAQ listing standards.  The Board has determined that each of Mr. Shapiro, Mr. Laughlin and Dr. Taunton-Rigby qualify as an "audit committee financial expert", as defined by the regulations of the Commission.  During fiscal 2015, the Audit Committee met fifteen times.  In accordance with its written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting processes and our systems of internal control.  Management has primary responsibility for our financial statements and financial reporting process, including assessing the effectiveness of our internal control over financial reporting.  Our independent registered public accounting firm is responsible for planning and carrying out annual audits and quarterly reviews of our financial statements in accordance with standards established by the Public Company Accounting Oversight Board, expressing an opinion on the conformity of our audited financial statements with U.S. generally accepted accounting principles and auditing and reporting on the effectiveness of our internal control over financial reporting.
In discharging its oversight responsibility as to the audit process, the Audit Committee received the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding our independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with our independent registered public accounting firm such firm's independence. The Audit Committee meets with our independent registered public accounting firm with and without management present to discuss our internal control assessment process, management's assessment with respect thereto, our independent registered public accounting firm's evaluation of our system of internal control over financial reporting and the overall quality of our financial reporting.  The Audit Committee reviewed with our independent registered public accounting firm their fees, audit plans, audit scope, and identification of audit risks.
The Audit Committee discussed and reviewed with our independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Public Company Accounting Oversight Board Auditing Standard No. 16, "Communications With Audit Committees", and discussed and reviewed the results of our independent registered public accounting firm's examination of the financial statements.
The Audit Committee reviewed and discussed our audited financial statements as of and for the fiscal year ended December 31, 2015 with management and our independent registered public accounting firm. The Audit Committee also reviewed and discussed the interim financial information contained in each quarterly earnings announcement and Quarterly Report on Form 10-Q with our Chief

Financial Officer and our independent registered public accounting firm prior to public release of that information.  On several occasions during fiscal 2015, the Audit Committee reviewed with our independent registered public accounting firm and our internal audit department, management's processes to assess the adequacy of our internal control over financial reporting, the framework used to make the assessment, and management's conclusions on the effectiveness of our internal control over financial reporting.
Based on the above-mentioned review and discussions with management and our independent registered public accounting firm, the Audit Committee recommended to the Board that our audited financial statements be included in the Form 10-K for filing with the Commission.
The Board has adopted a Charter of the Audit Committee, which is available on our website at www.healthways.com.  The Audit Committee reviews and reassesses the adequacy of the Charter annually.

Respectfully submitted,
Lee Shapiro, Chairman

Conan J. Laughlin

Alison Taunton-Rigby, Ph.D.

Deadline for Submission of Stockholder Proposals to be Presented at the 2017 Annual Meeting of Stockholders

The 2017 Annual Meeting of Stockholders is expected to be held in May 2017, although this date may be subject to change. Stockholders' proposals will be eligible for consideration for inclusion in the Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act if such proposals are received by the Company at 701 Cool Springs Blvd., Franklin, Tennessee, 37067, addressed to the Secretary before the close of business on December 16, 2016.  Notices of stockholders' proposals (including nominations) submitted outside the processes of Rule 14a-8 will generally be considered timely (but not considered for inclusion in our proxy statement), pursuant to the advance notice requirement set forth in our bylaws, if such notices are filed with our Secretary not less than 90 days nor more than 120 days prior to the first anniversary of this year's Annual Meeting of Stockholders (i.e., not earlier than January 26, 2017 and not later than February 25, 2017); provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. For proposals that are timely filed, the named proxies will retain discretion to vote proxies that we receive provided: (1) we include in our Proxy Statement advice on the nature of the proposal and how the named proxies intend to exercise their voting discretion and (2) the proponent does not issue a Proxy Statement. In order to curtail any controversy as to the date on which we received a proposal, we suggest that stockholders submit their proposals by certified mail, return receipt requested. Nothing in this paragraph shall be deemed to require us to include any stockholder proposal that does not meet all of the requirements for such inclusion established by the Commission at the time in effect.

Delivery of Form 10-K and Proxy Statement to Stockholders Sharing an Address

The Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies.  We and some brokers "household" proxy materials, delivering a single Notice of Internet Availability or a single set of the Form 10-K and Proxy Statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate Form 10-K and Proxy Statement, or if you are receiving multiple copies of the Form 10-K and Proxy Statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us, or our transfer agent, if you hold registered shares. You can notify us by sending a written request to Secretary, Healthways, Inc., 701 Cool Springs Boulevard, Franklin, Tennessee 37067, or by calling the Company at (615) 614-4929. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Form 10-K and Proxy Statement to a stockholder at a shared address to which a single copy of the Form 10-K and Proxy Statement was delivered.

Miscellaneous

It is important that proxies be returned promptly to avoid unnecessary expense.  Therefore, regardless of the number of shares of stock owned, stockholders who do not expect to attend in person are urged to date, sign and return the proxy promptly.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2015 MAY BE OBTAINED, WITHOUT CHARGE, BY ANY STOCKHOLDER TO WHOM THIS PROXY STATEMENT IS SENT OR MADE AVAILABLE, UPON WRITTEN REQUEST TO SECRETARY, HEALTHWAYS, INC., 701 COOL SPRINGS BOULEVARD, FRANKLIN, TENNESSEE 37067.  COPIES OF EXHIBITS FILED WITH THE FORM 10-K ALSO WILL BE AVAILABLE UPON WRITTEN REQUEST ON PAYMENT OF CHARGES APPROXIMATING THE COMPANY'S COST.

Date: April 15, 2016

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Healthways, Inc. C/O Computershare Investor Services P.O. Box 43078 Providence, RI 02940
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS   PROXY CARD   IS VALID  ONLY   WHEN  SIGNED  AND   DATED.

The Board of Directors recommends you vote FOR each of the following:
1. Election of Directors				The Board of Directors recommends you vote FOR proposals 2 and 3.
Nominees	For	Against	Abstain			For	Against	Abstain
1a. Mary Jane England, M.D.	☐	☐	☐	2.	To consider and act upon a non-binding advisory vote to approve executive compensation as disclosed in the Proxy Statement.	☐	☐	☐
1b. Archelle Georgiou, M.D.	☐	☐	☐
1c. Robert J. Greczyn, Jr.	☐	☐	☐
1d. Peter A. Hudson, M.D.	☐	☐	☐
1e. Bradley S. Karro	☐	☐	☐
1f. Paul H. Keckley, Ph.D.	☐	☐	☐	3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal year ending December 31, 2016.	☐	☐	☐
1g. Conan J. Laughlin	☐	☐	☐
1h. Lee A. Shapiro	☐	☐	☐
1i. Donato J. Tramuto	☐	☐	☐
1j. Kevin G. Wills	☐	☐	☐	NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report on Form 10-K, Notice & Proxy Statement are available at  www.proxyvote.com

HEALTHWAYS, INC. This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on May 26, 2016.
The undersigned hereby appoints Donato Tramuto and Alfred Lumsdaine, and either of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown on the reverse side of this proxy at the Annual Meeting of Stockholders of Healthways, Inc. to be held at Healthways, Inc. Corporate Headquarters, 701 Cool Springs Boulevard, Franklin, Tennessee 37067, on May 26, 2016, at 8:30 a.m., Central time, and any adjournments or postponements thereof.
This proxy, when properly executed,will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.
Continued and to be signed on reverse side